UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.         )

Filed by the Registrant        ☒

Filed by a Party other than the Registrant        ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AGILENT TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Agilent Technologies, Inc. 5301 Stevens Creek Blvd. Santa Clara, California 95051 William P. Sullivan Chief Executive Officer

February 2015

To our Stockholders:

I am pleased to invite you to attend the annual meeting of stockholders of Agilent Technologies, Inc. (“Agilent”) to be held on Wednesday, March 18, 2015 at 8:00 a.m., Pacific Standard Time, at Agilent’s headquarters located at 5301 Stevens Creek Blvd., Building No. 5, Santa Clara, California (U.S.A.). Details regarding admission to the annual meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

If you are unable to attend the annual meeting in person, you may listen through the Internet or by telephone. To listen to the live webcast, log on at www.investor.agilent.com and select the link for the webcast. To listen by telephone, please call (877) 312-5529 (international callers should dial (253) 237-1147). The meeting identification number is 45043300. The webcast will begin at 8:00 a.m. and will remain on Agilent’s website for one year. You cannot record your vote or ask questions on this website or at this phone number.

We have elected to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe that the rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the annual meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, I hope that you will vote as soon as possible. Please review the instructions on each of your voting options described in the Proxy Statement and the Notice of Internet Availability of Proxy Materials you received in the mail.

Thank you for your ongoing support of, and continued interest in, Agilent.

Sincerely,

Admission to the annual meeting will be limited to stockholders. You are entitled to attend the annual meeting only if you are a stockholder of record as of the close of business on January 20, 2015, the record date, or hold a valid proxy for the meeting. In order to be admitted to the annual meeting, you must present proof of ownership of Agilent stock on the record date. This can be a brokerage statement or letter from a bank or broker indicating ownership on January 20, 2015, the Notice of Internet Availability of Proxy Materials, a proxy card, or legal proxy or voting instruction card provided by your broker, bank or nominee. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership. Stockholders and proxyholders may also be asked to present a form of photo identification such as a driver’s license or passport. Backpacks, cameras, cell phones with cameras, recording equipment and other electronic recording devices will not be permitted at the annual meeting. Agilent reserves the right to inspect any persons or proposals prior to their admission to the annual meeting. Failure to follow the meeting rules or permit inspection will be grounds for exclusion from the annual meeting.

AGILENT TECHNOLOGIES, INC.

5301 Stevens Creek Blvd.
Santa Clara, California 95051
(408) 553-2424

Notice of Annual Meeting of Stockholders

TIME	8:00 a.m., Pacific Standard Time, on Wednesday, March 18, 2015

PLACE	Agilent’s Headquarters 5301 Stevens Creek Boulevard, Building No. 5 Santa Clara, California (U.S.A.)

ITEMS OF BUSINESS	(1) To elect three directors to a 3-year term. At the annual meeting, the Board of Directors intends to present the following nominees for election as directors:

● Robert J. Herbold ● Koh Boon Hwee; and ● Michael R. McMullen

(2) To ratify the Audit and Finance Committee’s appointment of PricewaterhouseCoopers LLP as Agilent’s independent registered public accounting firm.

(3) To re-approve and amend the Performance-Based Compensation Plan for Covered Employees.

(4) To approve amendments to our Amended and Restated Certificate of Incorporation and Bylaws to declassify the Board.

(5) To approve, on a non-binding advisory basis, the compensation of Agilent’s named executive officers.

(6) To consider such other business as may properly come before the annual meeting.

RECORD DATE	You are entitled to vote at the annual meeting and at any adjournments or postponements thereof if you were a stockholder at the close of business on Tuesday, January 20, 2015.

ANNUAL MEETING ADMISSION

To be admitted to the annual meeting, you must present proof of ownership of Agilent stock as of the record date. This can be a brokerage statement or letter from a bank or broker indicating ownership on January 20, 2015, the Notice of Internet Availability of Proxy Materials, a proxy card, or legal proxy or voting or voting instruction card provided by your broker, bank or nominee. You may also be asked to present a form of photo identification such as a driver’s license or passport. The annual meeting will begin promptly at 8:00 a.m. Limited seating is available on a first come, first served basis.

VOTING

For instructions on voting, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received a hard copy of the Proxy Statement, on your enclosed proxy card.

By Order of the Board,

Marie Oh Huber Senior Vice President, General Counsel and Secretary

This Proxy Statement and the accompanying proxy card are being sent or made available on or about February 6, 2015.

SUMMARY INFORMATION

PROXY SUMMARY

The following is a summary which highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you are urged to read the entire Proxy Statement carefully before voting.

Voting Matters and Vote Recommendations

There are five items of business which Agilent currently expects to be considered at the Annual Meeting. The following table lists those items of business and the Agilent Board’s vote recommendation.

PROPOSAL		BOARD VOTE RECOMMENDATION

(1)	Election of Directors	For each director nominee
(2)	Ratification of the Independent Registered Public Accounting Firm	For
(3)	Re-approval and amendment of the Performance-Based Compensation Plan for Covered Employees	For
(4)	Amendments to our Amended and Restated Certificate of Incorporation and Bylaws to declassify the Board	For
(5)	Advisory vote to approve Named Executive Officer compensation	For

Proposal 1 - Director Nominees

Agilent’s Board is currently divided into three classes serving staggered three-year terms. On September 17, 2014, Mr. Sullivan notified the Company that he would retire as Chief Executive Officer and as a member of the Company’s board of directors effective March 18, 2015. Mr. McMullen, Agilent’s current President and Chief Operating Officer, is being nominated to fill the board vacancy left by Mr. Sullivan’s retirement and will assume the title of Chief Executive Officer on March 18, 2015. The following table provides summary information about each of the three director nominees who are being voted on at the Annual Meeting.

					COMMITTEE				OTHER
		DIRECTOR		INDE-	MEMBERSHIPS				PUBLIC
NAME	AGE	SINCE	OCCUPATION	PENDENT	AC	CC	NCG	EC	BOARDS
Robert J. Herbold	72	2000	Managing Director of The Herbold Group, LLC	Yes	M		M		1
Koh Boon Hwee	64	2003	Managing Partner, Credence Capital Fund II (Cayman) Ltd.	Yes		C	M		4
Michael R. McMullen	53	—	President and Chief Operating Officer of Agilent Technologies	No					—

Key:	AC: Audit Committee; CC: Compensation Committee; NCG: Nominating/Corporate Governance Committee; EC: Executive Committee; C: Chairperson; M: Member

SUMMARY INFORMATION

Proposal 2 - Independent Registered Public Accounting Firm

We ask that our stockholders ratify the selection of PricewaterhouseCoopers LLP as Agilent’s independent registered public accounting firm for fiscal year 2015. Below is summary information about PricewaterhouseCoopers’ fees for services performed during fiscal years 2014 and 2013:

		% of		% of
Fee Category:	Fiscal 2014	Total	Fiscal 2013	Total
Audit Fees	$7,791,000	76.8	$4,984,000	83.1
Audit-Related Fees	1,695,000	16.7	762,000	12.7
Tax Fees:
Tax compliance/preparation	265,000	2.6	245,000	4.1
Other tax services	0	0	0	0
Total Tax Fees	265,000	2.2	245,000	4.1
All Other Fees	392,000	3.9	4,000	0.01
Total Fees	$10,143,000	100	$5,995,000	100

Proposal 3 - Re-approval and Amendment of the Performance-Based Compensation Plan for Covered Employees

At the Annual Meeting, Agilent is requesting that stockholders approve the material terms of the Agilent Technologies, Inc. Performance-Based Compensation Plan for Covered Employees (the “Performance Plan”) and approve an amendment to the Performance Plan that will provide the ability to pay awards under the Performance Plan in the form of cash and/or Agilent common stock. Subject to stockholder approval, the Performance Plan, as amended, will be effective commencing with fiscal year 2015. Section 162(m) of the Internal Revenue Code requires that the stockholders approve the material terms of the Performance Plan at least every five years. The Performance Plan was most recently approved by our stockholders at the 2010 annual meeting.

As proposed for approval, and with the exception of the ability to pay awards under the Performance Plan in the form of cash and/or Agilent common stock, the Performance Plan is substantially the same as the version approved by the stockholders in 2010.

Proposal 4 - Amendments to our Amended and Restated Certificate of Incorporation and Bylaws to Declassify the Board

As part of the Company’s commitment to effective governance practices, management and the Board undertook a review of current corporate governance trends and considered the view held by many institutional stockholders that transitioning to an annually elected board is preferable to maintaining a classified board. After careful consideration the Board has determined that it is appropriate to propose for stockholder consideration amendments to our Amended and Restated Certificate of Incorporation and Bylaws that, if adopted, would eliminate the classified structure of our Board over a three-year period.

If this proposal is approved by the requisite percentage of stockholders, the Company will transition to a declassified structure under which current directors will serve out their remaining terms prior to standing for election and the entire Board will stand for election annually beginning in 2018. As part of the transition, at the Annual Meetings of Stockholders in 2016 and 2017, each of the Class I and Class II directors, respectively, will begin standing for annual election. The proposed amendments will not affect the unexpired term of any director elected prior to the Annual Meeting of Stockholders in 2016.

SUMMARY INFORMATION

Proposal 5 - Approve Named Executive Officer Compensation

We are requesting your non-binding vote to approve the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis and Executive Compensation sections of the proxy statement. The proxy statement contains information about Agilent’s executive compensation programs. In particular, you will find detailed information in the Compensation Discussion and Analysis and the Executive Compensation tables.

We believe our programs are well aligned with the interests of our shareholders and are instrumental to achieving our business strategy. In determining executive compensation for fiscal year 2014, the Compensation Committee considered the overwhelming stockholder support (97% approval of votes cast) that the “Say-on-Pay” proposal received at our March 20, 2013 annual meeting of stockholders. The Compensation Committee believes that the shareholder vote confirms the philosophy and objective of linking our executive compensation to our operating and strategic objectives and the enhancement of shareholder value. We view this level of shareholder support as an affirmation of our current pay practices for fiscal year 2014. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

2015 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

2015 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

2015 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

ELECTION OF DIRECTORS

PROPOSAL 1 – ELECTION OF DIRECTORS

Director Nomination Criteria: Qualifications and Experience

The Nominating/Corporate Governance Committee (the “Nominating Committee”) performs an assessment of the skills and the experience needed to properly oversee the interests of the Company. Generally the Nominating Committee reviews both the short and long term strategies of the Company to determine what current and future skills and experience are required of the Board in exercising its oversight function. The Nominating Committee then compares those skills to the skills of the current directors and potential director candidates. The Nominating Committee conducts targeted efforts to identify and recruit individuals who have the qualifications identified through this process. The Nominating Committee looks for its current and potential directors collectively to have a mix of skills and qualifications, some of which are described below:

●a reputation for personal and professional integrity and ethics;

●executive or similar policy-making experience in relevant business or technology areas or national prominence in an academic, government or other relevant field;

●breadth of experience;

●soundness of judgment;

●the ability to make independent, analytical inquiries;

●the willingness and ability to devote the time required to perform Board activities adequately;

●the ability to represent the total corporate interests of Agilent; and

●the ability to represent the long-term interests of stockholders as a whole.

In addition to these minimum requirements, the Nominating Committee will also consider whether the candidate’s skills are complementary to the existing Board members’ skills; the diversity of the Board in factors such as age, experience in technology, manufacturing, finance and marketing, international experience and culture; and the Board’s needs for specific operational, management or other expertise. The Nominating Committee from time to time reviews the appropriate skills and characteristics required of board members, including factors that it seeks in board members such as diversity of business experience, viewpoints and, personal background, and diversity of skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board of Directors. In evaluating potential candidates for the Board of Directors, the Nominating Committee considers these factors in the light of the specific needs of the Board of Directors at that time.

Current Director Terms

Agilent’s Board is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires. Agilent’s Bylaws, as amended, allow the Board to fix the number of directors by resolution. Our Board currently consists of nine directors divided into three classes.

If Proposal 4 is approved by the requisite percentage of stockholders at the Annual Meeting, the Company will transition to a declassified structure under which the entire Board will stand for election annually beginning in 2018. As part of the transition, at the Annual Meetings of Stockholders in 2016 and 2017, each of the Class I and Class II directors, respectively, will begin standing for annual election. The proposed amendments will not affect the unexpired term of any director elected prior to the Annual Meeting of Stockholders in 2016.

ELECTION OF DIRECTORS

The terms of two current director nominees will expire at this Annual Meeting. On September 17, 2014, Mr. Sullivan notified the Company that he would retire as Chief Executive Officer and as a member of the Company’s board of directors effective March 18, 2015 and would not stand for re-election at this Annual Meeting. Mr. McMullen, Agilent’s current President and Chief Operating Officer is being nominated to fill the vacancy left by Mr. Sullivan’s retirement and will assume the title of Chief Executive Officer on March 18, 2015.

The current composition of the Board and the term expiration dates for each director is as follows:

Class	Directors	Term Expires
III	Robert J. Herbold, Koh Boon Hwee and William P. Sullivan	2015
I	Paul N. Clark, James G. Cullen and Tadataka Yamada, M.D.	2016
II	Heidi Fields, A. Barry Rand and George A. Scangos, Ph.D.	2017

Directors elected at the 2015 annual meeting will hold office for a three-year term expiring at the annual meeting in 2018 (or until their respective successors are elected and qualified, or until their earlier death, resignation or removal). All nominees, except Mr. McMullen, are currently directors of Agilent. Information regarding each nominee is provided below as of December 31, 2014. There are no family relationships among Agilent’s executive officers and directors.

Director Nominees for Election to New Three-Year Terms That Will Expire in 2018

ROBERT J. HERBOLD

Age: 72	Agilent Committees:	Public Directorships:
Director Since:	●Audit and Finance	●Neptune Orient Lines Limited
June 2000	●Nominating/Corporate Governance
Former Public Directorships Held During the Past Five Years:
None

Mr. Herbold has served as the Managing Director of the consulting firm The Herbold Group, LLC since 2003. He served as Executive Vice President and Chief Operating Officer of Microsoft Corporation from 1994 to April 2001 and served as an Executive Vice President (part-time) of Microsoft Corporation until June 2003. Prior to joining Microsoft, Mr. Herbold was employed by The Procter & Gamble Company for twenty-six years, and served as a Senior Vice President at The Procter & Gamble Company from 1990 to 1994.

Mr. Herbold possesses significant leadership experience and business expertise from his executive leadership positions with Microsoft Corporation and The Procter & Gamble Company. Having been a member of the Agilent board for over 10 years, Mr. Herbold has a strong knowledge of Agilent’s business. In addition, Mr. Herbold brings considerable public and private company director experience and perspective on public company management and governance issues and practices.

ELECTION OF DIRECTORS

KOH BOON HWEE

Age: 64	Agilent Committees:	Public Directorships:
Director Since:	●Compensation (Chair)	●AAC Technologies Holdings, Inc.
May 2003	●Nominating/Corporate Governance	●Sunningdale Tech, Ltd.
●Yeo Hiap Seng Ltd.
●Far East Orchard Ltd.

Former Public Directorships Held During the Past Five Years:
●DBS Group Holdings Ltd.
●DBS Bank Ltd.
●Yeo Hiap Seng (Malaysia) Bhd

Mr. Koh is the managing partner of Credence Capital Fund II (Cayman) Ltd., a private equity fund. Mr. Koh has served as the non-Executive Chairman of Sunningdale Tech Ltd. since January 2009 and previously served as its Executive Chairman and Chief Executive Officer from July 2005 to January 2009. He has served as the non-Executive Chairman of Yeo Hiap Seng Ltd. since April 2010, the non-Executive Chairman of Rippledot Capital Advisers Pte. Ltd. since February 2011 and the non-Executive Chairman of Far East Orchard Ltd. since April 2013. He served as Executive Director of MediaRing Limited from February 2002 to August 2009; Chairman of DBS Bank Ltd. from January 2006 to April 2010; Chairman of Singapore Airlines from July 2001 to December 2005 and Chairman of Singapore Telecom from April 1992 to August 2001. Mr. Koh spent fourteen years with Hewlett-Packard Company in its Asia Pacific region.

Mr. Koh possesses a strong mix of leadership and operational experience from his various senior positions with Sunningdale Tech, AAC Technologies, MediaRing Limited, DBS Bank, Singapore Airlines and Singapore Telecom. In addition, Mr. Koh has deep experience in the Asia Pacific region and brings that knowledge and perspective to the Board. Mr. Koh has extensive experience with Agilent and its predecessor, Hewlett-Packard, having served on the Agilent board for over 10 years and having spent 14 years with Hewlett-Packard.

MICHAEL R. MCMULLEN

Age: 53	Agilent Committees:	Public Directorships:
Director Since:	●Slated to serve on	None
New Nominee	Executive Committee
Former Public Directorships Held During the Past Five Years:
None

Mr. McMullen has served as President and Chief Operating Officer since September 2014 and will assume the title of Chief Executive Officer effective as of March 18, 2015. From September 2009 to September 2014 he served as Senior Vice President, Agilent and President, Chemical Analysis Group. From January 2002 to September 2009, he served as our Vice President and General Manager of the Chemical Analysis Solutions Unit of the Life Sciences and Chemical Analysis Group. Prior to assuming this position, from March 1999 to December 2001, Mr. McMullen served as Country Manager for Agilent’s China, Japan and Korea Life Sciences and Chemical Analysis Group. Prior to this position, Mr. McMullen served as our Controller for the Hewlett-Packard Company and Yokogawa Electric Joint Venture from July 1996 to March 1999.

Mr. McMullen has broad and deep experience with Agilent and its businesses having been an employee of Agilent and its predecessor, Hewlett-Packard, for over 20 years. During the course of his career, he has developed considerable expertise in, and in-depth knowledge of, Agilent’s businesses, having seen them as an individual contributor and at numerous levels of management. This perspective gives valuable insight to the Agilent board.

Agilent’s Board recommends a vote FOR the election to the Board of each of the foregoing nominees.

ELECTION OF DIRECTORS

Continuing Directors Not Being Considered for Election at this Annual Meeting

The Agilent directors whose terms are not expiring this year are listed below. They will continue to serve as directors for the remainder of their terms or such other date, in accordance with Agilent’s Bylaws. Information regarding each of such directors is provided below.

Directors Whose Terms Will Expire in 2016

PAUL N. CLARK

Age: 67	Agilent Committees:	Public Directorships:
Director Since: May 2006	●Audit and Finance	●Biolase, Inc.
	●Nominating/Corporate Governance	●Keysight Technologies, Inc.

Former Public Directorships Held During the Past Five Years:
●Amylin Pharmaceuticals, Inc.
●Talecris Biotherapeutics Holdings Corp

Mr. Clark has been a Strategic Advisory Board member of Genstar Capital, LLC since August 2007 and was an Operating Partner from August 2007 to January 2013. Genstar Capital LLC is a middle market private equity firm that focuses on investments in selected segments of life sciences and healthcare services, industrial technology, business services and software. Prior to that, Mr. Clark was the Chief Executive Officer and President of ICOS Corporation, a biotherapeutics company, from June 1999 to January 2007, and the Chairman of the Board of Directors of ICOS from February 2000 to January 2007. From 1984 to December 1998, Mr. Clark worked in various capacities for Abbott Laboratories, a health care products manufacturer, retiring from Abbott Laboratories as Executive Vice President and a board member. His previous experience included senior positions with Marion Laboratories, a pharmaceutical company, and Sandoz Pharmaceuticals (now Novartis Corporation), a pharmaceutical company.

Mr. Clark has significant experience in the pharmaceutical and biotechnology industries, including his experience serving in senior management positions with ICOS Corporation (where he served as Chief Executive Officer and President), Abbott Laboratories, Marion Laboratories and Sandoz Pharmaceuticals. In addition, Mr. Clark brings considerable public company director experience and perspective on company management and governance issues and practices.

JAMES G. CULLEN

Age: 72	Agilent Committees:	Public Directorships:
Director Since:	●Nominating/Corporate	●Johnson & Johnson
April 2000	Governance (Chair)	●Prudential Financial, Inc.
	●Executive (Chair)	●Neustar, Inc.
●Keysight Technologies, Inc.

Former Public Directorships Held During the Past Five Years:
None

Mr. Cullen has served as Non-Executive Chairman of our Board since March 2005. Mr. Cullen was President and Chief Operating Officer of Bell Atlantic Corporation (now known as Verizon) from 1997 to June 2000 and a member of the office of chairman from 1993 to June 2000. Prior to this appointment, Mr. Cullen was the President and Chief Executive Officer of the Telecom Group of Bell Atlantic from 1995 to 1997. Prior to the creation of Bell Atlantic on January 1, 1984, Mr. Cullen held management positions with New Jersey Bell from 1966 to 1981 and AT&T from 1981 to 1983.

ELECTION OF DIRECTORS

Mr. Cullen has considerable managerial and operational experience and expertise from his senior leadership position with Bell Atlantic and its predecessors. In addition, Mr. Cullen brings significant public company director experience and perspective on public company management and governance. Mr. Cullen has a strong understanding of Agilent having served on the board for over 10 years, including more than 5 years as the non-executive chairman.

TADATAKA YAMADA, M.D.

Age: 69	Agilent Committees:	Public Directorships:
Director Since:	●Compensation	●Takeda Pharmaceutical Co. Ltd.
January 2011	●Nominating/Corporate Governance
Former Public Directorships Held During the Past Five Years:
●Covidien plc

Dr. Yamada currently serves as the Chief Medical and Scientific Officer of Takeda Pharmaceuticals International, Inc., a research-based global pharmaceutical company. Dr. Yamada previously served as President of the Global Health Program of the Bill & Melinda Gates Foundation from June 2006 to June 2011. From 2000 to 2006, Dr. Yamada was Chairman of Research and Development for GlaxoSmithKline Inc. and prior to that, he held research and development positions at SmithKline Beecham. Prior to joining SmithKline Beecham, Dr. Yamada was Chairman of the Department of Internal Medicine at the University of Michigan Medical School and Physician-in-Chief of the University of Michigan Medical Center.

Dr. Yamada brings to our Board a unique perspective with his experience as the former President of the Global Health Program of the Bill & Melinda Gates Foundation as well as his significant research and development experience. Dr. Yamada’s extensive pharmaceutical industry knowledge gives him an insight into a number of issues facing Agilent that other directors might not possess.

Directors Whose Terms Will Expire in 2017

HEIDI FIELDS

Age: 60	Agilent Committees:	Public Directorships:
Director Since:	●Audit and Finance (Chair)	●Financial Engines, Inc.
February 2000	●Nominating/Corporate Governance	●Halyard Health, Inc.

Former Public Directorships Held During the Past Five Years:
None

Ms. Fields served as Executive Vice President and Chief Financial Officer of Blue Shield of California from September 2003 through December 2012. She served as Executive Vice President and the Chief Financial Officer of Gap, Inc. from 1999 to January 2003. Prior to assuming that position, Ms. Fields served as the Chief Financial Officer of ITT Industries, Inc. from 1995 to 1999. From 1979 to 1995, she held senior financial management positions at General Motors Corporation, including Vice President and Treasurer.

Ms. Fields possesses significant experience and experience in management and financial matters, having served as the Chief Financial Officer of both public and private companies, including at Blue Shield of California, Gap, Inc. and ITT Industries, Inc. Ms. Fields is the chairperson of our Audit and Finance Committee and is qualified as a financial expert under SEC guidelines. In addition, Ms. Fields has considerable experience and expertise with Agilent having been a member of Agilent’s board of directors for over 10 years.

ELECTION OF DIRECTORS

A. BARRY RAND

Age: 70	Agilent Committees:	Public Directorships:
Director Since:	●Compensation	●Campbell Soup Company
November 2000	●Nominating/Corporate Governance
Former Public Directorships Held During the Past Five Years:
None

Mr. Rand served as the Chief Executive Officer of AARP from April 2009 to August 2014. He served as Chairman and Chief Executive Officer of Equitant from February 2003 to April 2005 and as Non-Executive Chairman of Aspect Communications from February 2003 to October 2005. Mr. Rand was the Chairman and Chief Executive Officer of Avis Group Holdings, Inc. from November 1999 to April 2001. Prior to joining Avis Group, Mr. Rand was Executive Vice President, Worldwide Operations, for Xerox Corporation from 1992 to 1999. Mr. Rand is Chairman of the Board of Trustees of Howard University and holds a MBA from Stanford University where he also was a Stanford Sloan Executive Fellow. Mr. Rand also holds several honorary doctorate degrees.

Mr. Rand possesses a strong mix of organizational and operational management skills having served as the chairman and/or chief executive officer of numerous companies, including past roles with Equitant, Avis Group Holdings, Aspect Communications and AARP. He brings public company director experience and perspective from his membership on the Campbell Soup board of directors and has considerable expertise with Agilent having served as a director for over 10 years.

GEORGE A. SCANGOS, Ph.D.

Age: 66	Agilent Committees:	Public Directorships:
Director Since:	●Compensation	●Biogen Idec, Inc.
September 2014	●Nominating/Corporate Governance	●Exelixis, Inc.

Former Public Directorships Held During the Past Five Years:
●Anadys Pharmaceuticals, Inc.

Dr. Scangos has served as the Chief Executive Officer and a director of Biogen Idec Inc. since July 2010. From 1996 to July 2010, Dr. Scangos served as the President and Chief Executive Officer of Exelixis, Inc., a drug discovery and development company. From 1993 to 1996, Dr. Scangos served as President of Bayer Biotechnology, where he was responsible for research, business development, process development, manufacturing, engineering and quality assurance of Bayer’s biological products. Before joining Bayer in 1987, Dr. Scangos was a Professor of Biology at Johns Hopkins University for six years. Dr. Scangos served as non-executive Chairman of Anadys Pharmaceuticals, Inc., a biopharmaceutical company, from 2005 to July 2010 and was a director of the company from 2003 to July 2010. Dr. Scangos served as the Chair of the California Healthcare Institute in 2010 and was a member of the Board of the Global Alliance for TB Drug Development from 2006 until 2010. He is also a member of the National Board of Visitors of the University of California, Davis School of Medicine and is currently an Adjunct Professor of Biology at Johns Hopkins University.

Dr. Scangos has extensive training as a scientist, significant knowledge and experience with respect to the biotechnology, healthcare and pharmaceutical industries, and a comprehensive leadership background resulting from service on various boards of directors and as an executive in the pharmaceutical industry.

CORPORATE GOVERNANCE

Corporate Governance Matters

Agilent has had formal corporate governance standards in place since the Company’s inception in 1999. We have reviewed internally and with the Board the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), the rules of the SEC and the NYSE’s corporate governance listing standards regarding corporate governance policies and processes and are in compliance with the rules and listing standards.

We have adopted charters for our Compensation Committee, Audit and Finance Committee, Nominating/Corporate Governance Committee and Executive Committee consistent with the applicable rules and standards. Our committee charters, Amended and Restated Corporate Governance Standards and Standards of Business Conduct are located in the Investor Relations section of our website and can be accessed by clicking on “Governance Policies” in the “Corporate Governance” section of our web page at www.investor.agilent.com.

Board Leadership Structure

Agilent currently separates the positions of chief executive officer and chairman of the Board. Since March 2005, Mr. Cullen, one of our independent directors, has served as our chairman of the Board. The responsibilities of the chairman of the Board include: setting the agenda for each Board meeting, in consultation with the chief executive officer; chairing the meetings of independent directors; and facilitating and conducting, with the Nominating/ Corporate Governance Committee, the annual self-assessments by the Board and each standing committee of the Board, including periodic performance reviews of individual directors.

Separating the positions of chief executive officer and chairman of the Board allows our chief executive officer to focus on our day-today business, while allowing the chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board believes that having an independent director serve as chairman of the Board is the appropriate leadership structure for Agilent at this time.

However, our Corporate Governance Standards permit the roles of the chairperson of the Board and the chief executive officer to be filled by the same or different individuals. This provides the Board with flexibility to determine whether the two roles should be combined in the future based on Agilent’s needs and the Board’s assessment of Agilent’s leadership from time to time. Our Corporate Governance Standards provide that, in the event that the chairperson of the Board is also the chief executive officer, the Board may consider the election of an independent Board member as a lead independent director.

In 2014, we amended the Corporate Governance Standards to raise the mandatory retirement age for directors from 72 to 75. The Board made the change in recognition of the contribution that experienced directors, with knowledge of the Company, bring to effective board oversight.

Board’s Role in Risk Oversight

The Board executes its risk management responsibility directly and through its committees. The Audit and Finance Committee has primary responsibility for overseeing Agilent’s enterprise risk management process. The Audit and Finance Committee receives updates and discusses individual and overall risk areas during its meetings, including the Company’s financial risk assessments, risk

CORPORATE GOVERNANCE

management policies and major financial risk exposures and the steps management has taken to monitor and control such exposures. The Compensation Committee oversees risks associated with our compensation policies and practices with respect to both executive compensation and compensation generally.

The Compensation Committee receives reports and discusses whether Agilent’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

The full Board is kept abreast of its committees’ risk oversight and other activities via reports of the committee chairpersons to the full Board during Board meetings.

Majority Voting for Directors

Our Bylaws provide for majority voting of directors regarding director elections. In an uncontested election, any nominee for director shall be elected by the vote of a majority of the votes cast with respect to the director. A “majority of the votes cast” means that the number of shares voted “FOR” a director must exceed 50% of the votes cast with respect to that director. The “votes cast” shall include votes to withhold authority and exclude votes to “ABSTAIN” with respect to that director’s election. If a director is not elected due to a failure to receive a majority of the votes cast and his or her successor is not otherwise elected and qualified, the director shall promptly tender his or her resignation following certification of the stockholder vote.

The Nominating/Corporate Governance Committee will consider the resignation offer and recommend to the Board whether to accept or reject it, or whether other action should be taken. The Board will act on the Nominating/Corporate Governance Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly disclose their decision and the rationale behind it in a press release to be disseminated in the same manner as Company press releases typically are distributed. Any director who tenders his or her resignation pursuant to this provision shall not participate in the Nominating/Corporate

Governance Committee recommendation or Board action regarding whether to accept the resignation offer.

Board Communications

Stockholders and other interested parties may communicate with the Board and Agilent’s Non-Executive Chairperson of the Board of Directors by filling out the form at “Contact Chairman” under “Corporate Governance” at www.investor.agilent.com or by writing to James G. Cullen, c/o Agilent Technologies, Inc., General Counsel, 5301 Stevens Creek Blvd., MS 1A-11, Santa Clara, California 95051. The General Counsel will perform a legal review in the normal discharge of her duties to ensure that communications forwarded to the Non-Executive Chairperson preserve the integrity of the process. For example, items that are unrelated to the duties and responsibilities of the Board such as spam, junk mail and mass mailings, product complaints, personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements (the “Unrelated Items”) will not be forwarded to the Non-Executive Chairperson. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Non-Executive Chairperson.

Any communication that is relevant to the conduct of Agilent’s business and is not forwarded will be retained for one year (other than Unrelated Items) and made available to the Non-Executive Chairperson and any other independent director on request. The independent directors grant the General Counsel discretion to decide what correspondence shall be shared with Agilent management and specifically instruct that any personal employee complaints be forwarded to Agilent’s Human Resources Department.

Director Independence

Agilent adopted the following standards for director independence in compliance with the NYSE corporate governance listing standards:

1. No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with Agilent or any of its subsidiaries (either

CORPORATE GOVERNANCE

directly, or as a partner, stockholder or officer of an organization that has a relationship with Agilent). Agilent or any of its subsidiaries must identify which directors are independent and disclose the basis for that determination.

In addition, a director is not independent if:

2. The director is, or has been within the last three years, an employee of Agilent or any of its subsidiaries, or an immediate family member is, or has been within the last three years, an executive officer of Agilent or any of its subsidiaries.

3. The director has received, or has an immediate family member who has received, during any twelvemonth period within the last three years, more than $120,000 in direct compensation from Agilent or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

4. (A) The director is a current partner or employee of a firm that is Agilent’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on Agilent’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on Agilent’s or any of its subsidiaries’ audit within that time.

5. The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Agilent’s or any of its subsidiaries’ current executive officers at the same time serves or served on that company’s compensation committee.

6. The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Agilent or any of its subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The Board determined that Paul N. Clark, James G. Cullen, Heidi Fields, Robert J. Herbold, Koh Boon Hwee, George A. Scangos, Ph.D., A. Barry Rand and Tadataka Yamada, M.D. met the aforementioned independence standards. William P. Sullivan did not meet the aforementioned independence standards because he is Agilent’s current Chief Executive Officer and an employee of Agilent and Michael R. McMullen, a board nominee at the 2015 Annual Meeting also did not meet the aforementioned independence standards as he is Agilent’s President and Chief Operating Officer and will become Agilent’s Chief Executive Officer on March 18, 2015.

Agilent’s non-employee directors meet at regularly scheduled executive sessions without management. As the Non-Executive Chairman of the Board, James G. Cullen was chosen to preside at executive sessions of the non-management directors.

Compensation Committee Member Independence

Agilent has adopted standards for compensation committee member independence in compliance with the NYSE corporate governance listing standards. In affirmatively determining the independence of any director who will serve on the compensation committee, the board of directors must consider all factors specifically relevant to determining whether such director has a relationship to Agilent or any of its subsidiaries which is material to such director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:

(A)	the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by Agilent to such director; and

(B)	whether such director is affiliated with Agilent, a subsidiary of Agilent or an affiliate of a subsidiary of Agilent.

CORPORATE GOVERNANCE

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has four standing committees as set forth in the table below. Each director attended at least 75% of the aggregate number of Board and applicable committee meetings held when the director was serving on the Board.

Director	Board	Audit and Finance	Compensation	Nominating/ Corporate Governance	Executive
Paul N. Clark	✓	✓		✓
James G. Cullen	CHAIR			CHAIR	CHAIR
Heidi Fields	✓	CHAIR		✓
Robert J. Herbold	✓	✓		✓
Koh Boon Hwee	✓		CHAIR	✓
George A. Scangos, Ph.D. (1)	✓		✓	✓
A. Barry Rand	✓		✓	✓
Tadataka Yamada, M.D.	✓		✓	✓
William P. Sullivan (2)	✓				✓
No. of Meetings in FY2014	6	12	5	6	0

(1)	Dr. Scangos joined our Board on September 17, 2014.

(2)	Mr. Sullivan will retire from the Board effective March 18, 2015.

Agilent encourages, but does not require, its Board members to attend the annual meeting of stockholders. Last year, all of our directors who were serving at such time, attended the annual meeting of stockholders.

Audit and Finance Committee

The Audit and Finance Committee is responsible for the oversight of the quality and integrity of Agilent’s consolidated financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent registered public accounting firm, the performance of its internal audit function and independent registered public accounting firm and other significant financial matters. In discharging its duties, the Audit and Finance Committee is expected to:

●	have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent registered public accounting firm;
●	review and approve the scope of the annual internal and external audit;
●	review and pre-approve the engagement of Agilent’s independent registered public accounting firm to perform audit and non-audit services and the related fees;
●	meet independently with Agilent’s internal auditing staff, independent registered public accounting firm and senior management;
●	review the adequacy and effectiveness of the system of internal control over financial reporting and any significant changes in internal control over financial reporting;
●	review Agilent’s consolidated financial statements and disclosures including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s reports on Form 10-K or Form 10-Q;

●	establish and oversee procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

CORPORATE GOVERNANCE

●	review funding and investment policies, implementation of funding policies and investment performance of Agilent’s benefit plans;
●	monitor compliance with Agilent’s Standards of Business Conduct; and
●	review disclosures from Agilent’s independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independence of accountant’s communications with the audit committee.

Compensation Committee

The Compensation Committee reviews the performance of Agilent’s elected officers and other key employees and determines, approves and reports to the Board on the elements of their compensation, including total cash compensation and long-term equity based incentives. In addition, the Compensation Committee:

●	approves and monitors Agilent’s benefit plan offerings;
●	supervises and oversees the administration of Agilent’s incentive compensation, variable pay and stock programs, including the impact of Agilent’s compensation programs and arrangements on Company risk;

●	recommends to the Board the annual retainer fee as well as other compensation for non-employee directors;
●	establishes comparator peer group and compensation targets based on this peer group for the Company’s named executive officers; and
●	has sole authority to retain and terminate executive compensation consultants.

For more information on the responsibilities and activities of the Compensation Committee, including the committee’s processes for determining executive compensation, see “Compensation Discussion and Analysis,” “Compensation Committee Report,” “Executive Compensation” and the Compensation Committee’s charter.

The Compensation Committee also helps determine compensation for non-employee directors. The process the Compensation Committee undertakes for setting non-employee director compensation is similar to that of setting executive officer compensation. The Compensation Committee is aided by an independent consultant, currently Frederic W. Cook & Co., Inc. (“F.W. Cook”), who is selected and retained by the Compensation Committee. The role of the independent consultant is to measure and benchmark our non-employee director compensation against a certain peer group of companies with respect to appropriate compensation levels for positions comparable in the market. The independent consultant recommends appropriate retainers, committee chair retainers, grant values and stock ownership guidelines to the Compensation Committee. This information is reviewed, discussed and finalized at a Compensation Committee meeting and a recommendation is made to the full Board. The full Board makes the final determination on non-employee director compensation.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee proposes a slate of directors for election by Agilent’s stockholders at each annual meeting and recommends to the Board candidates to fill any vacancies on the Board. It is also responsible for reviewing management succession plans, recommending to the Board the appropriate Board size and committee structure and developing and reviewing corporate governance principles applicable to Agilent.

CORPORATE GOVERNANCE

The Nominating/Corporate Governance Committee will consider director candidates recommended for nomination by stockholders, provided that the recommendations are made in accordance with the procedures described in the section entitled “General Information About the Meeting” located at the end of this Proxy Statement. Candidates recommended for nomination by stockholders that comply with these procedures will receive the same consideration as other candidates recommended by the Nominating/Corporate Governance Committee.

Agilent typically hires a third party search firm to help identify and facilitate the screening and interview process of candidates for director. To be considered by the Nominating/Corporate Governance Committee, a director nominee must have:

●	a reputation for personal and professional integrity and ethics;
●	executive or similar policy-making experience in relevant business or technology areas or national prominence in an academic, government or other relevant field;
●	breadth of experience;
●	soundness of judgment;
●	the ability to make independent, analytical inquiries;
●	the willingness and ability to devote the time required to perform Board activities adequately;
●	the ability to represent the total corporate interests of Agilent; and
●	the ability to represent the long-term interests of stockholders as a whole.

In addition to these minimum requirements, the Nominating/Corporate Governance Committee will also consider whether the candidate’s skills are complementary to the existing Board members’ skills; the diversity of the Board in factors such as age, experience in technology, manufacturing, finance and marketing, international experience and culture; and the Board’s needs for specific operational, management or other expertise. The Nominating/Corporate Governance Committee from time to time reviews the appropriate skills and characteristics required of board members, including factors that it seeks in board members such as diversity of business experience, viewpoints and, personal background, and diversity of skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board of Directors. In evaluating potential candidates for the Board of Directors, the Nominating/Corporate Governance Committee considers these factors in the light of the specific needs of the Board of Directors at that time. The search firm screens the candidates, does reference checks, prepares a biography for each candidate for the Nominating/Corporate Governance Committee to review and helps set up interviews. The Nominating/Corporate Governance Committee and Agilent’s Chief Executive Officer interview candidates that meet the criteria, and the Nominating/Corporate Governance Committee selects candidates that best suit the Board’s needs. We do not use a third party to evaluate current Board members.

The Nominating/Corporate Governance Committee also administers Agilent’s Related Person Transactions Policy and Procedures. See “Related Person Transactions Policy and Procedures” for more information.

Executive Committee

The Executive Committee meets or takes written action when the Board is not otherwise meeting. The Committee has full authority to act on behalf of the Board, except that it cannot amend Agilent’s Bylaws, recommend any action that requires the approval of the stockholders, fill vacancies on the Board or any Board committee, fix director compensation, amend or repeal any non-amendable or non-repealable resolution of the Board, declare a distribution to the stockholders except at rates determined by the Board, appoint other committees or take any action not permitted under Delaware law to be delegated to a committee.

CORPORATE GOVERNANCE

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are Koh Boon Hwee, A. Barry Rand, George A. Scangos, Ph.D. and Tadataka Yamada, M.D. During the most recent fiscal year, no Agilent executive officer served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on Agilent’s Compensation Committee.

The members of the Compensation Committee are considered independent under the Company’s Board of Directors and Compensation Committee Independence Standards as set forth in the Company’s Amended and Restated Corporate Governance Guidelines.

RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES

The Company’s Standards of Business Conduct and Director Code of Ethics require that all employees and directors avoid conflicts of interests that interfere with the performance of their duties or the best interests of the Company. In addition, the Company has adopted a written Related Person Transactions Policy and Procedures (the “Related Person Transactions Policy”) that prohibits any of the Company’s executive officers, directors or any of their immediate family members from entering into a transaction with the Company, except in accordance with the policy. For purposes of the policy, a “related person transaction” includes any transaction (within the meaning of Item 404(a) of the Securities and Exchange Commission’s Regulation S-K) involving the Company and any related person that would be required to be disclosed pursuant to Item 404(a) of the Securities and Exchange Commission’s Regulation S-K.

Under our Related Person Transactions Policy, the General Counsel must advise the Nominating/Corporate Governance Committee of any related person transaction of which she becomes aware. The Nominating/Corporate Governance Committee must then either approve or reject the transaction in accordance with the terms of the policy. In the course of making this determination, the Nominating/Corporate Governance Committee shall consider all relevant information available to it and, as appropriate, must take into consideration the following:

●	the size of the transaction and the amount payable to the related person;
●	the nature of the interest of the related person in the transaction;
●	whether the transaction may involve a conflict of interest; and
●	whether the transaction involved the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

Under the Related Person Transactions Policy, Company management screens for any potential related person transactions, primarily through the annual circulation of a Directors and Officers Questionnaire (“D&O Questionnaire”) to each member of the Board of Directors and each officer of the Company that is a reporting person under Section 16 of the Securities Exchange Act of 1934. The D&O Questionnaire contains questions intended to identify related persons and transactions between the Company and related persons. If a related person transaction is identified, such transaction is brought to the attention of the Nominating/Corporate Governance Committee for its approval, ratification, revision, or rejection in consideration of all of the relevant facts and circumstances.

The Nominating/Corporate Governance Committee must approve or ratify each related person transaction in accordance with the policy. Absent this approval or ratification, no such transaction may be entered into by the Company with any related person.

CORPORATE GOVERNANCE

In March 2008, the Nominating/Corporate Governance Committee amended the Related Person Transactions Policy to provide for standing pre-approval of limited transactions with related persons. Pre-approved transactions include:

(a)	Any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer or an equivalent), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of (i) $1,000,000, or (ii) 2 percent of that company’s total annual revenues.

(b)	Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer or an equivalent), a director or a trustee, if the aggregate amount involved does not exceed the lesser of $500,000, or 2 percent of the charitable organization’s total annual receipts.

Agilent will disclose the terms of related person transactions in its filings with the SEC to the extent required.

Transactions with Related Persons

We purchase services, supplies, and equipment in the normal course of business from many suppliers and sell or lease products and services to many customers. In some instances, these transactions occur with companies with which members of our management or Board of Directors have relationships as directors or executive officers. For transactions entered into during fiscal year 2014, no related person had or will have a direct or indirect material interest. None of the fiscal year 2014 transactions exceeded or fell outside of the pre-approved thresholds set forth in our Related Party Transaction Policy except for the transactions with Biogen Idec Inc. (“Biogen”). George A. Scangos, Ph.D. is the Chief Executive Officer of Biogen and joined our board in September 2014. The Nominating/Corporate Governance Committee reviewed, approved and ratified the transactions with Biogen in accordance with the policy.

The following list identifies which of these companies purchased from Agilent, or sold to Agilent, more than $120,000 in products and/or services in fiscal 2014.

●	AAC Technologies Holdings Inc. (“AAC”). Mr. Koh Boon Hwee is the Chairman of AAC. AAC, or its affiliates, purchased from Agilent an aggregate of approximately $1.8 million of products and/or services.
●	Avnet, Inc. (“Avnet”). Mr. William P. Sullivan served as a director of Avnet until May 2014. Avnet, or its affiliates, purchased from Agilent an aggregate of approximately $1.3 million of products and/or services and Agilent purchased from Avnet an aggregate of approximately $913,000 in products and/or services.

●	Biogen Idec Inc. (“Biogen”). Mr. George A. Scangos, Ph.D. is the Chief Executive Officer and a director of Biogen. Biogen, or its affiliates, purchased from Agilent an aggregate of approximately $2.7 million in products and/or services.

●	Campbell Soup Company (“Campbell”). Mr. A. Barry Rand is a director of Campbell. Campbell, or its affiliates, purchased from Agilent an aggregate of approximately $208,000 of products and/or services.
●	Catalent Pharma Solutions (“Catalent”). Mr. Paul N. Clark served as a director of Catalent until September 2014. Catalent, or its affiliates, purchased from Agilent an aggregate of approximately $2.7 million of products and/or services.

CORPORATE GOVERNANCE

●	Harlan Laboratories, Inc. (“Harlan”). Mr. Paul N. Clark served as a director of Harlan until March 2014. Harlan, or its affiliates, purchased from Agilent an aggregate of approximately $627,000 of products and/or services.

●	International Rectifier Corp. (“IRC”). Mr. Didier Hirsch is a director of IRC. IRC, or its affiliates, purchased from Agilent an aggregate of approximately $124,000 of products and/or services.
●	Johns Hopkins University (“JHU”). Mr. George A. Scangos, Ph.D. is an adjunct professor with the JHU Department of Biology. JHU, or its affiliates, purchased from Agilent an aggregate of approximately $5.9 million in products and/or services.

●	Johnson & Johnson (“J&J”). Mr. James G. Cullen is a director of J&J. J&J, or its affiliates, purchased from Agilent an aggregate of approximately $12.4 million of products and/or services.
●	Nanyang Technological University (“Nanyang”). Mr. Koh Boon Hwee is the Chair of the Board of Trustees of Nanyang. Nanyang, or its affiliates, purchased from Agilent an aggregate of approximately $1.2 million of products and/or services.

●	Takeda Pharmaceutical Co. Ltd. and Takeda Pharmaceuticals International, Inc. (collectively, “Takeda”). Dr. Tadataka Yamada is a director of Takeda Pharmaceutical Co. Ltd. and the Chief Medical and Scientific Officer of Takeda Pharmaceuticals International, Inc. Takeda or its affiliates, purchased from Agilent an aggregate of approximately $2.0 million of products and/or services.

●	URS Corporation (“URS”). Mr. William P. Sullivan served as a director of URS until May 2014. URS, or its affiliates, purchased from Agilent an aggregate of approximately $184,000 of products and/or services.

Agreements with Keysight

On November 1, 2014, we completed the spin-off of Keysight Technologies, Inc. (“Keysight”), our electronic measurement business (the “Spin-off”). Following the Spin-off, Agilent and Keysight have operated as separate publicly-traded companies and neither entity has any ownership interest in the other. However, two of our directors, James G. Cullen and Paul N. Clark, serve on the board of directors of Keysight. In connection with the Spin-off, Agilent and Keysight entered into various agreements, as described below.

Effective as of November 1, 2014, Agilent and Keysight each operate separately as independent publicly-traded companies. Agilent has entered into a separation and distribution agreement with Keysight, which is referred to in this proxy statement as the “separation agreement” or the “separation and distribution agreement.” In connection with the Spin-off, Agilent also entered into various other agreements to effect the Spin-off and provide a framework for its relationship with Keysight after the Spin-off, including a services agreement, a tax matters agreement, an employee matters agreement, an intellectual property matters agreement, a trademark license agreement and a real estate matters agreement (collectively, the “Agreements”).

These Agreements provide for the allocation between Agilent and Keysight of Agilent’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Keysight’s separation from Agilent and govern certain relationships between Keysight and Agilent after the Spin-off. The summaries of the Agreements are qualified in their entirety by reference to the full text of the applicable Agreements, which have been filed as exhibits to Agilent’s Current Report on Form 8-K filed with the Securities Exchange Commission on August 5, 2014.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 2 —	RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee of the Board has appointed PricewaterhouseCoopers LLP as Agilent’s independent registered public accounting firm to audit its consolidated financial statements for the 2015 fiscal year. During the 2014 fiscal year, PricewaterhouseCoopers LLP served as Agilent’s independent registered public accounting firm and also provided certain tax and other non-audit services. Although Agilent is not required to seek stockholder approval of this appointment, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Audit and Finance Committee will investigate the reasons for stockholder rejection and will reconsider the appointment.

Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting where they will be available to respond to questions and, if they desire, to make a statement.

Agilent’s Board recommends a vote FOR the ratification of the
Audit and Finance Committee’s appointment of
PricewaterhouseCoopers LLP as Agilent’s Independent Registered Public Accounting Firm.

Fees Paid to PricewaterhouseCoopers LLP

The following table sets forth the aggregate fees charged to Agilent by PricewaterhouseCoopers LLP for audit services rendered in connection with the audited consolidated financial statements and reports for the 2014 and 2013 fiscal years and for other services rendered during the 2014 and 2013 fiscal years to Agilent and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services:

Fee Category:	Fiscal 2014	% of Total	Fiscal 2013	% of Total
Audit Fees	$7,791,000	76.8	$4,984,000	83.1
Audit-Related Fees	1,695,000	16.7	762,000	12.7
Tax Fees:
Tax compliance/preparation	265,000	2.6	245,000	4.1
Other tax services	0	0	0	0
Total Tax Fees	265,000	2.2	245,000	4.1
All Other Fees	392,000	3.9	4,000	0.01
Total Fees	$10,143,000	100	$5,995,000	100

Audit Fees: Consists of fees billed for professional services rendered for the integrated audit of Agilent’s consolidated financial statements and its internal control over financial reporting and review of the interim condensed consolidated financial statements included in quarterly reports. Fiscal 2014 and 2013 fees also consist of fees billed for services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory reporting and regulatory filings or engagements, and attest services, except those not required by statute or regulation. Fiscal 2014 audit fees reflect additional fees of $2,800,000 for services performed by PricewaterhouseCoopers LLP in connection with the separation and spin-off of Keysight.

Audit-Related Fees: Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Agilent’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consultations in connection with acquisitions and divestitures, attest services

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards. Fiscal 2014 audit related fees reflect additional fees of $1,670,000 for services performed by PricewaterhouseCoopers LLP in connection with the separation and spin-off of Keysight.

Tax Fees: Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audits and appeals, customs and duties, mergers and acquisitions and international tax planning.

All Other Fees: Consists of fees for all other services other than those reported above. These services include a license for specialized accounting research software. Agilent’s intent is to minimize services in this category. The increase in this category for fiscal 2014 reflects additional fees of $388,000 for marketing consulting work provided by BGT Partners, an affiliate of PricewaterhouseCoopers LLP.

In making its recommendation to ratify the appointment of PricewaterhouseCoopers LLP as Agilent’s independent registered public accounting firm for the fiscal year ending October 31, 2015, the Audit and Finance Committee has considered whether services other than audit and audit-related services provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Policy on Audit and Finance Committee Preapproval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit and Finance Committee’s policy is to preapprove all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Preapproval is generally provided for up to one year and any preapproval is detailed as to the particular service or category of services and is subject to a specific budget. The Audit and Finance Committee has delegated its preapproval authority up to a specified maximum to the Chairperson of the Audit and Finance Committee, Heidi Fields, who may preapprove all audit and permissible non-audit services so long as her preapproval decisions are reported to the Audit and Finance Committee at its next scheduled meeting.

AUDIT AND FINANCE COMMITTEE REPORT

AUDIT AND FINANCE COMMITTEE REPORT

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

AUDIT AND FINANCE COMMITTEE REPORT

During fiscal year 2014, the Audit and Finance Committee of the Board reviewed the quality and integrity of Agilent’s consolidated financial statements, the effectiveness of its system of internal control over financial reporting, its compliance with legal and regulatory requirements, the qualifications and independence of its independent registered public accounting firm, the performance of its internal audit function and independent registered public accounting firm and other significant financial matters. Each of the Audit and Finance Committee members satisfies the definition of independent director and is financially literate as established in the New York Stock Exchange Listing Standards. In accordance with section 407 of the Sarbanes-Oxley Act of 2002, the Board of Directors has identified Heidi Fields as the Audit and Finance Committee’s “Financial Expert.” Agilent operates with a November 1 to October 31 fiscal year. The Audit and Finance Committee met twelve times, including telephone meetings, during the 2014 fiscal year.

The Audit and Finance Committee’s work is guided by a written charter that the Board has approved. The Audit and Finance Committee regularly reviews its charter to ensure that it is meeting all relevant audit committee policy requirements of the U.S. Securities and Exchange Commission, the Public Company Accounting Oversight Board and the New York Stock Exchange. You can access the latest Audit and Finance Committee charter by clicking on “Governance Policies” in the “Corporate Governance” section of the Web page at www.investor.agilent.com or by writing to us at Agilent Technologies, Inc., 5301 Stevens Creek Blvd., Santa Clara, California 95051, Attention: Investor Relations.

The Audit and Finance Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP, Agilent’s independent registered public accounting firm, Agilent’s audited consolidated financial statements and Agilent’s internal control over financial reporting. The Audit and Finance Committee has discussed with PricewaterhouseCoopers LLP, during the 2014 fiscal year, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit and Finance Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from Agilent. Based on the review and discussions noted above, the Audit and Finance Committee recommended to the Board that Agilent’s audited consolidated financial statements be included in Agilent’s Annual Report on Form 10-K for the fiscal year ended October 31, 2014, and be filed with the U.S. Securities and Exchange Commission.

Submitted by:

Audit and Finance Committee

Heidi Fields, Chairperson
Paul N. Clark
Robert J. Herbold

RE-APPROVAL AND AMENDMENT OF THE PERFORMANCE-BASED COMPENSATION PLAN FOR COVERED EMPLOYEES

PROPOSAL 3 —	RE-APPROVAL AND AMENDMENT OF THE PERFORMANCE-BASED COMPENSATION PLAN FOR COVERED EMPLOYEES

At the 2015 annual meeting, Agilent is requesting that stockholders approve the Agilent Technologies, Inc. Performance-Based Compensation Plan for Covered Employees (the “Performance Plan”) which was amended by the Compensation Committee of the Board on November 19, 2014, subject to stockholder approval and will be effective commencing with fiscal 2015. Section 162(m) of the Internal Revenue Code requires that the stockholders approve the material terms of the Performance Plan at least every five years. The Performance Plan was most recently approved by our stockholders at the 2010 annual meeting.

As proposed for approval, and with the exception of the ability to pay awards under the Performance Plan in the form of cash and/or Agilent common stock, the Performance Plan is substantially the same as the version approved by the stockholders in 2010.

Purpose of the Request for Approval

The Board believes that a well-designed incentive compensation plan is a significant factor in improving operating and financial performance of Agilent, thereby enhancing stockholder value. Important elements of such a plan include:

●	pre-established goals and objectives for each performance period;

●	objective, measurable factors bearing on reported financial results and other metrics as the basis for any payments made under the plan; and

●	administrative oversight of the plan by the Compensation Committee.

The Board also believes that all amounts paid pursuant to such a plan should be deductible as a business expense of Agilent. Code Section 162(m) limits the deductibility of bonuses paid to Agilent’s CEO and certain other executive officers, unless the plan under which they are paid meets specified criteria, including stockholder approval. Code Section 162(m) generally does not allow a publicly-held corporation to deduct from its U.S. federal taxable income compensation above $1,000,000 that is paid in any taxable year to its chief executive officer or other named executive officers (excluding its chief financial officer). Compensation above $1,000,000 may be deducted if, among other things, it is payable upon the attainment of performance goals whose material terms are approved by the company’s stockholders. If the company’s compensation committee retains discretion to select which performance goals will apply to a particular performance period, Code Section 162(m) requires that the material terms of such performance goals be reapproved by the company’s stockholders every five years. For purposes of Code Section 162(m), the material terms include (a) the employees eligible to receive compensation, (b) a description of the business criteria on which the performance goal may be based, and (c) the maximum amount of compensation that can be paid to an employee under the performance goal. Each of these terms is discussed below.

The Board believes the amendment and continuation of the Performance Plan to be in the best interest of stockholders and recommends its approval. If the Performance Plan is not approved by Agilent’s stockholders, commencing with fiscal 2015, bonuses shall no longer be paid officers and key employees of Agilent under the Performance Plan.

The complete text of the Performance Plan, marked to show the proposed amendment, is attached to this proxy statement as Annex A. The following description of the proposed amended Performance Plan is a summary of certain provisions and is qualified in its entirety by the reference to Annex A.

RE-APPROVAL AND AMENDMENT OF THE PERFORMANCE-BASED COMPENSATION PLAN FOR COVERED EMPLOYEES

Summary of the Performance-Based Compensation Plan, as amended

General

The purpose of the Performance Plan is to motivate and reward eligible employees by making a portion of their cash compensation dependent on the achievement of certain objective performance goals related to the performance of Agilent and its affiliates. In accordance with Agilent’s compensation policy that cash compensation should vary with company performance, a substantial part of each executive’s total cash compensation may be tied to Agilent’s performance by way of performance-based bonuses under the Performance Plan.

Because of the fact-based nature of the performance-based compensation exception under Code Section 162(m) and the limited availability of binding guidance thereunder, Agilent cannot guarantee that the awards under the Performance Plan to covered employees will qualify for exemption under Code Section 162(m). However, the intention of Agilent and the Compensation Committee is to administer the Performance Plan in compliance with Code Section 162(m) with respect to covered employees or participants who may become covered employees. If any provision of the Performance Plan does not comply with the requirements of Code Section 162(m), then such provision will be construed or deemed amended to the extent necessary to conform to such requirements.

Administration

The Performance Plan will be administered by the Compensation Committee, which will have the authority to interpret the Performance Plan, to establish performance targets and to establish the amounts of awards payable under the Performance Plan.

Participation and Eligibility

Individuals eligible for Performance Plan awards are officers and key employees of Agilent (as determined by the Compensation Committee), which include Agilent’s covered employees (within the meaning of Code Section 162(m)) and executive officers. Each executive officer has an interest in Proposal No. 3. The number of key employees who will participate in the Performance Plan and the amount of Performance Plan awards are not presently determinable.

Plan Operation

The Performance Plan provides Agilent with a competitive bonus plan reflecting the more prevalent customs and practices for bonus plans among its peer group. The payment of awards to each participant is based on an individual bonus target for the performance period set by the Compensation Committee in writing and related to the satisfaction of the applicable performance goal(s) pre-established by the Compensation Committee for such performance period. The performance goals available under the Performance Plan are listed below:

Performance Goals under the Performance-Based Compensation Plan
I.	Pre-tax income or after-tax income
II.	Income or earnings including operating income, earnings before or after taxes, interest, depreciation and/or amortization
III.	Net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements
IV.	Earnings or book value per share (basic or diluted)
V.	Return on assets (gross or net), return on investment, return on invested capital, or return on equity

RE-APPROVAL AND AMENDMENT OF THE PERFORMANCE-BASED COMPENSATION PLAN FOR COVERED EMPLOYEES

Performance Goals under the Performance-Based Compensation Plan
VI.	Return on revenues
VII.	Cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital
VIII.	Economic value created
IX.	Operating margin or profit margin
X.	Stock price or total stockholder return
XI.	Income or earnings from continuing operations
XII.	Capital expenditures, cost targets, reductions and savings and expense management
XIII.	Strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic business expansion, objective customer satisfaction or information technology goals, and objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions

Under the Performance Plan, a performance goal is an objective formula or standard utilizing one or more of the factors in the table above and any objectively verifiable adjustment(s) thereto permitted and pre-established by the Compensation Committee in accordance with Code Section 162(m).

Under the Performance Plan, the Compensation Committee has the flexibility to determine the duration of a performance period as any period not exceeding 36 months. The performance period(s)’ individual bonus target(s) and performance goal(s) will be adopted by the Compensation Committee in its sole discretion with respect to each performance period and must be adopted no later than the latest time permitted by the Internal Revenue Code in order for bonus payments pursuant to the Performance Plan to be deductible under Code Section 162(m). Additionally, the Compensation Committee may establish different performance periods for different participants, and the Committee may establish concurrent or overlapping performance periods.

Payment of Awards

The Performance Plan will allow the Compensation Committee to pay awards in either cash and/or Agilent common stock issued from Agilent’s 2009 Stock Plan. The actual amount of future bonus payments under the Performance Plan is not presently determinable. However, the Performance Plan provides that the maximum amount of any awards that can be paid under the Performance Plan to any participant with respect to any 12-month performance cycle is $10,000,000. The $10,000,000 maximum award with respect to any 12-month performance period is better aligned with current competitive maximums of Agilent’s peer group and gives the Compensation Committee greater flexibility to award incentives based on need pursuant to prevalent practices by members of Agilent’s peer group and pursuant to potential concurrent or overlapping performance periods. Further, the Compensation Committee, in its sole discretion, may exercise negative discretion to reduce or eliminate the amount of a participant’s bonus under the Performance Plan to an amount below the amount otherwise payable pursuant to the Performance Plan formula.

The payment of an award for a given performance period generally requires the participant to be employed by Agilent as of the last day of the performance period. Prior to the payment of any award under the Performance Plan, the Compensation Committee must make a determination, certified in writing, that the conditions to payment for the applicable performance period have been satisfied. The payment of awards under the Performance Plan must be made in cash or Agilent common stock and occur within a reasonable period of time after the end of the applicable performance period. Payment

RE-APPROVAL AND AMENDMENT OF THE PERFORMANCE-BASED COMPENSATION PLAN FOR COVERED EMPLOYEES

of an award under the Performance Plan may also be deferred for payment at a future date under the terms of the 2005 Deferred Compensation Plan (see the “Non-Qualified Deferred Compensation in Last Fiscal Year” table below).

Federal Income Tax Considerations

All amounts paid pursuant to the Performance Plan are taxable income to the employee when paid. Agilent will be entitled to a federal income tax deduction for all amounts paid under the Performance Plan if it is approved by stockholders and meets the other requirements of Code Section 162(m). However, if the proposal is not approved by stockholders and the Compensation Committee implements alternative methods of paying bonuses in lieu of the Performance Plan beginning in fiscal 2015, the future deductibility by Agilent of any such bonuses may be limited by Code Section 162(m).

Amendment and Term of the Plan

The Performance Plan will first become available for performance periods beginning in fiscal 2015. The Performance Plan does not have a fixed termination date and may be terminated by the Compensation Committee at any time, provided that such termination will not affect the payment of any award accrued prior to the time of termination. The Compensation Committee may amend or suspend, and reinstate, the Performance Plan at any time, provided that any such amendment or reinstatement shall be subject to shareholder approval if required by Code Section 162(m), or any other applicable laws, rules or regulations.

Plan Benefits

All awards under the Performance Plan to the Agilent officers named in the Summary Compensation Table on page 55 and all current executive officer participants as a group during fiscal 2015 will be based on Agilent’s actual performance during fiscal 2015 and will be made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the Performance Plan to Agilent’s executive officers during fiscal 2015 are not determinable at this time. Cash bonuses paid to our named executive officers during fiscal 2014 are shown in this Proxy Statement in the Summary Compensation Table included in the section entitled “Executive Compensation” below and discussed in more detail in the section entitled “Compensation Discussion and Analysis—Short-Term Cash Incentives” below. Bonuses under the Performance Plan are subject to the Executive Compensation Recoupment Policy, which is described in the section entitled “Compensation Discussion and Analysis—Compensation Philosophy” below.

Vote Required

The affirmative vote of a majority of the shares of Agilent common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Agilent’s Board recommends a vote FOR the approval of the material terms of the performance goals and related provisions under the Performance Plan for purposes of
Code Section 162(m) and of the amendment to the Performance Plan.

APPROVAL OF AMENDMENTS TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS TO DECLASSIFY THE BOARD

PROPOSAL 4 —	APPROVAL OF AMENDMENTS TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS TO DECLASSIFY THE BOARD

The Company’s Amended and Restated Certificate of Incorporation (“Certificate”) and Amended and Restated Bylaws (the “Bylaws”) currently provide that the Board will be classified into three classes, as nearly equal in number as possible, with one class to be elected by the stockholders each year. As part of the Company’s commitment to effective governance practices, management and the Board undertook a review of current corporate governance trends and considered the view held by many institutional stockholders that transitioning to an annually elected board is preferable to maintaining a classified board. After careful consideration the Board has determined that it is appropriate to propose for stockholder consideration amendments to our Certificate and Bylaws that, if adopted, would eliminate the classified structure of our Board over a three-year period.

If this proposal is approved by the requisite percentage of stockholders, the Company will transition to a declassified structure under which current directors will serve out their remaining terms prior to standing for election and the entire Board will stand for election annually beginning in 2018. As part of the transition, at the Annual Meetings of Stockholders in 2016 and 2017, each of the Class I and Class II directors, respectively, will begin standing for annual election. The proposed amendments will not affect the unexpired term of any director elected prior to the Annual Meeting of Stockholders in 2016.

The proposed amendments to Article VII of the Certificate and Article III of the Bylaws are attached hereto as Annexes B and C, respectively.

If the requisite percentage of stockholders approve the amendments, the Company anticipates filing the amended Certificate with the Delaware Secretary of State promptly following the Annual Meeting. Additionally, the Bylaws will be amended and restated to reflect these changes thereafter.

Vote Required

The affirmative vote of the holders of at least eighty percent (80%) of the outstanding voting stock of the Company is required for approval of this proposal.

Agilent’s Board recommends a vote FOR the approval of the proposed amendments to our
Certificate and Bylaws to declassify the Board.

COMMON STOCK OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

COMMON STOCK OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of December 31, 2014, concerning each person or group known by Agilent, based on filings pursuant to Section 13(d) or (g) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to own beneficially more than 5% of the outstanding shares of our Common Stock

Name and Address of Beneficial Owner	Amount and Nature		Percent of Class
T. Rowe Price Associates, Inc.	34,580,955	(1)	10.3%
100 E. Pratt Street
Baltimore, MD 21202
BlackRock, Inc.	22,918,085	(2)	6.8%
40 East 52nd Street
New York, NY 10022

(1)	Based solely on information contained in a Schedule 13G/A filed with the SEC on November 10, 2014 by T. Rowe Price Associates, Inc. The Schedule 13G/A indicates that T. Rowe Price Associates, Inc. has sole voting power with respect to 8,551,483 shares and sole dispositive power with respect to 34,580,955 shares. These securities are owned by various individual and institutional investors including T. Rowe Price International Ltd. and T. Rowe Price Mutual Funds which T. Rowe Price Associates, Inc. serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)	Based solely on information contained in a Schedule 13G/A filed with the SEC on January 29, 2015 by BlackRock, Inc. The Schedule 13G/A indicates that BlackRock, Inc. has sole voting power with respect to 20,218,204 shares and sole dispositive power with respect to 22,918,085 shares.

The following table sets forth information, as of December 31, 2014, concerning:

●	the beneficial ownership of Agilent’s common stock by each director and each of the named executive officers included in the Summary Compensation Table herein; and

●	the beneficial ownership of Agilent’s common stock by all directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire as of March 1, 2015, 60 days after December 31, 2014, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse, with respect to the shares set forth in the following table.

COMMON STOCK OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Name of Beneficial Owner	Number of Shares of Common Stock		Deferred Stock (1)	Total Number of Shares Beneficially Owned (2)	Number of Shares Subject to Exercisable Options (3)		Total Shares Beneficially Owned Plus Underlying Units
William P. Sullivan	239,825		218,342	458,167	720,836		1,179,003
Paul N. Clark	764		77,836	78,600	37,973	(4)	116,573
James G. Cullen	16,767	(5)	70,727	87,494	41,049		128,543
Heidi Fields	17,861		50,889	68,750	41,049		109,799
Robert J. Herbold	41,449	(6)	—	41,449	41,049		82,498
Didier Hirsch	4,620	(7)	91,975	96,595	286,213		382,808
Marie Oh Huber	38,506		—	38,506	169,667		208,173
Koh Boon Hwee	40,633		12,231	52,864	41,049		93,913
Michael R. McMullen	73,700		—	73,700	428,012		501,712
Ronald S. Nersesian	3,083		—	3,083	—		3,083
A. Barry Rand	19,388		53,316	72,704	41,049		113,753
George A. Scangos, Ph.D.	2,353		—	2,353	—		2,353
Tadataka Yamada, M.D.	8,175		15,405	23,580	—		23,580
All directors and executive officers as a group (19) persons (8)	548,502		597,123	1,145,625	2,033,718		3,179,343

(1)	Represents the number of deferred shares or share equivalents held by Fidelity Management Trust Company under the Deferred Compensation Plan as to which voting or investment power exists.

(2)	Individual directors and executive officers as well as all directors and executive officers as a group beneficially own less than 1% of the 335,846,684 shares of Common Stock outstanding, as of December 31, 2014.

(3)	“Exercisable Options” means options that may be exercised as of March 1, 2015.

(4)	Consists of vested options gifted to Mr. Clark’s Family LLC.

(5)	Includes 3,000 shares held by Mr. Cullen’s Family Limited Partnership.

(6)	Includes 38,949 shares held by Mr. Herbold’s Revocable Trust.

(7)	Includes 100 shares held by Mr. Hirsch’s spouse.

(8)	Includes 47,780 direct and indirect shares, and 185,772 exercisable options for a total of 233,552 shares held by executive officers not separately listed in this table.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires Agilent’s directors, executive officers and holders of more than 10% of Agilent common stock to file reports with the SEC regarding their ownership and changes in ownership of Agilent stock. Agilent believes that during the 2014 fiscal year, its executive officers, directors and holders of 10% or more of our common stock complied with all Section 16(a) filing requirements.

In making these statements, Agilent has relied upon examination of copies of Forms 3, 4 and 5 provided to Agilent and the written representations of its directors and officers.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Directors who are employed by Agilent do not receive any compensation for their Board services. As a result, Mr. Sullivan, an employee of Agilent, received no additional compensation for his Board services. The general policy of the Board is that compensation for non-employee directors should be a mix of cash and equity-based compensation that is competitive with the compensation paid to non-employee directors within Agilent’s peer group. The non-employee director’s compensation plan year begins on March 1 of each year (the “Plan Year”).

The table below sets forth the annual retainer, equity grants and committee premiums for the non-employee directors and the Non-Executive Chairman for the 2014 Plan Year:

Summary of Non-Employee Director Annual Compensation for the 2014 Plan Year

	Cash Retainer (1)	Equity Grant (2)	Committee Chair Premium (3)	Audit Committee Member Premium (4)
Non-employee director	$90,000	$180,000 in value of a stock grant	$15,000	$10,000
Non-Executive Chairman	$245,000	$180,000 in value of a stock grant	Not eligible	$10,000

(1)	Each non-employee director may elect to defer all or part of the cash compensation to the 2005 Deferred Compensation Plan for Non-Employee Directors. Any deferred cash compensation is converted into shares of Agilent common stock.

(2)	The stock will be granted on the later of (i) March 1 or (ii) the first trading day after each Annual Meeting of Stockholders. The number of shares underlying the stock grant is determined by dividing $180,000 by the average fair market value of Agilent’s common stock over 20 consecutive trading days up to and including the day prior to the grant date. The stock grant vests immediately upon grant. Voluntary deferral is available as an option for the non-employee directors.

(3)	Non-employee directors (excluding the Non-Executive Chairman) who serve as the chairperson of a Board committee receive a “committee chair premium” of $15,000 in cash, paid at the beginning of each Plan Year.

(4)	Non-employee directors (including the Non-Executive Chairman) who serve as a member of the Audit and Finance Committee receive an additional $10,000 in cash, paid at the beginning of each Plan Year.

A non-employee director who joins the Board of Directors after the start of the Plan Year will have his or her cash retainer, equity grant and committee chair premium pro-rated based upon the remaining days in the Plan Year that the director will serve.

In September 2014, the Compensation Committee and the Board, based on the recommendation of the Compensation Committee’s independent compensation consultant, F.W. Cook, concluded that the current non-employee director compensation is competitive with Agilent’s peer group and would remain unchanged for the 2015 Plan Year.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Non-Employee Director Compensation for Fiscal Year 2014

The table below sets forth information regarding the compensation earned by each of Agilent’s non-employee directors during the fiscal year ended October 31, 2014:

Non-Employee Director Compensation for Fiscal Year 2014
Name	Cash Retainer ($) (1)	Committee Fees ($) (1)		Stock Awards ($) (2) (3)	Total ($)
Paul N. Clark	$90,000	$10,000	(5)	$180,000	$280,000
James G. Cullen (4)	$245,000	$—		$180,000	$425,000
Heidi Fields	$90,000	$25,000	(5) (6)	$180,000	$295,000
Robert J. Herbold	$90,000	$10,000	(5)	$180,000	$280,000
Koh Boon Hwee	$90,000	$15,000	(7)	$180,000	$285,000
George A. Scangos, Ph.D.	$15,123	$—		$ 90,739	$105,862
A. Barry Rand	$90,000	$—		$180,000	$270,000
Tadataka Yamada, M.D.	$90,000	$—		$180,000	$270,000

(1)	Reflects all cash compensation earned during fiscal year 2014, whether or not any of the cash compensation was deferred into Agilent common stock pursuant to the 2005 Deferred Compensation Plan for Non-Employee Directors. The number of shares of Agilent common stock received in lieu of cash is determined by dividing the dollar value of the deferred cash amount by the twenty (20) day average fair market value for the applicable deferral date. The aggregate number of shares of Agilent common stock deferred by each non-employee director is set forth in the footnotes to the Beneficial Ownership Table included in this proxy statement.

(2)	Reflects the aggregate grant date fair value for stock awards granted in fiscal year 2014 calculated in accordance with FASB ASC Topic 718. The assumptions used by the Company in calculating these amounts are included in Note 4 under the heading “Valuation Assumptions” of the Notes to the Consolidated Financial Statements in the Company’s 2014 Annual Report on Form 10-K.

(3)	A supplemental table following these footnotes sets forth: (i) the aggregate number of stock awards and option awards outstanding at fiscal year-end; (ii) the aggregate number of stock awards granted during fiscal year 2014; and (iii) the grant date fair market value of equity awards granted by Agilent during fiscal year 2014 to each of our non-employee directors.

(4)	Mr. Cullen has served as the Non-Executive Chairman of the Board since March 1, 2005.

(5)	Ms. Fields and Messrs. Clark and Herbold served as members of the Audit and Finance Committee during fiscal year 2014.

(6)	Includes $15,000 paid to Ms. Fields for chairing the Audit and Finance Committee during fiscal year 2014.

(7)	Mr. Koh served as chair of the Compensation Committee during fiscal year 2014.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Additional Information With Respect to Director Equity Awards

The following table provides additional information on the outstanding equity awards at fiscal year-end and awards granted during fiscal year 2014 for non-employee directors.

Name	Stock Awards Outstanding at Fiscal Year-End (#) (1)	Option Awards Outstanding at Fiscal Year-End (#)	Stock Awards Granted During Fiscal Year 2014 (#)	Grant Date Fair Value of Stock Awards Granted in Fiscal Year 2014 ($) (1) (2)
Paul N. Clark	—	27,746	3,158	$179,059
James G. Cullen	—	29,993	3,158	$179,059
Heidi Fields	—	29,993	3,158	$179,059
Robert J. Herbold	—	29,993	3,158	$179,059
Koh Boon Hwee	—	29,993	3,158	$179,059
George A. Scangos, Ph.D.	—	—	1,569	$93,988
A. Barry Rand	—	29,993	3,158	$179,059
Tadataka Yamada, M.D.	—	—	3,158	$179,059

(1)	Stock awards granted to non-employee directors vest immediately upon grant.

(2)	Reflects the aggregate grant date fair value of stock awards granted in fiscal year 2014, calculated in accordance with FASB ASC Topic 718.

Non-Employee Director Reimbursement Practice for Fiscal Year 2014

Non-employee directors are reimbursed for travel and other out-of-pocket expenses connected to Board travel.

Non-Employee Director Stock Ownership Guidelines

In 2005, the company adopted a policy that requires each non-employee director to own Agilent shares having a value of at least three times the annual cash retainer. In May 2010, the Compensation Committee, based on the recommendation of the Committee’s independent compensation consultant, F.W. Cook, amended the guidelines to increase the alignment of the non-employee directors’ interest with stockholder interests by requiring each non-employee director to own Agilent shares having a value of at least six times an amount equal to $90,000 (for the 2014 Plan Year). The shares counted toward the ownership guidelines include shares owned outright and the shares of Agilent stock in the non-employee director’s deferred compensation account. For recently appointed non-employee directors, these ownership levels must be attained within five years from the date of their initial election or appointment to the board of directors. As of September 2014, all of our incumbent non-employee directors had achieved the recommended ownership level except for Dr. Yamada who was appointed to the Board in January 2011 and has until January 2016 to meet the ownership requirements and Dr. Scangos who was appointed to the Board in September 2014 and has until September 2019 to meet the ownership requirements.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL 5 —	NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF AGILENT’S NAMED EXECUTIVE OFFICERS

The stockholders of Agilent are entitled to cast an advisory vote at the Annual Meeting to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement. The stockholder vote is an advisory vote only and is not binding on Agilent or its Board of Directors. The Company currently intends to submit the compensation of the Company’s named executive officers annually, consistent with the advisory vote of the stockholders at the Company’s 2011 Annual Meeting.

Although the vote is non-binding, the Compensation Committee and the Board of Directors value your opinions and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.

As described more fully in the “Compensation Discussion and Analysis” and in “Executive Compensation” sections of the proxy statement, the Company’s named executive officers, as identified on page 38 are compensated in a manner consistent with our business strategy, competitive practice, sound compensation governance principles, and stockholder interests and concerns. Our compensation policies and decisions are focused on pay-for-performance.

2014 Highlights

●	Successful completion of the strategy to separate the Company to enhance shareholder value
●	Strong fiscal year 2014 financial performance
●	CEO pay increase aligned with strategic and financial performance
●	Fiscal year 2014 NEO annual compensation targeted at market median
●	Commencement of CEO succession plan
●	Compensation governance and risk safeguards including waiver of the CEOs grandfathered change of control excise tax gross-up benefit

Agilent also has several compensation governance programs in place to manage compensation risk and align Agilent’s executive compensation with long-term stockholder interests. These programs include:

●	a compensation recoupment policy;
●	an independent compensation committee and compensation consultant;
●	a hedging and insider trading policy;
●	stock ownership guidelines; and
●	an annual risk assessment.

We are requesting your non-binding vote to approve the compensation of the Company’s named executive officers as described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of the proxy statement.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Vote Required

The affirmative vote of a majority of the shares of Agilent common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Agilent’s Board recommends a vote FOR the approval of the compensation of
Agilent’s named executive officers for fiscal 2014.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section of the Proxy Statement describes the compensation arrangements for our NEOs for fiscal year 2014, which were exclusively determined by our independent Compensation Committee. For the fiscal year ended October 31, 2014, our NEOs and their titles were as follows:

●	William P. Sullivan, Chief Executive Officer (“CEO”)
●	Michael R. McMullen, President and Chief Operating Officer (“COO”) (1)
●	Didier Hirsch, Senior Vice President, Chief Financial Officer (“CFO”)
●	Marie Oh Huber, Senior Vice President, General Counsel and Secretary
●	Ronald S. Nersesian, Executive Vice President, Agilent, President and Chief Executive Officer, Keysight Technologies, Inc. (“Keysight”) (2)
____________________

(1)	Mr. McMullen was appointed President and COO on September 17, 2014 and named to succeed Mr. Sullivan as CEO as of March 18, 2015.

(2)	Mr. Nersesian was appointed as Executive Vice President, Agilent, and President and Chief Executive Officer, Keysight, effective September 18, 2013. Keysight became an independent company on November 1, 2014.

In this Compensation Discussion and Analysis, we first provide an executive summary. We next discuss the Compensation Committee’s philosophy and process for determining the compensation of our NEOs. We then summarize and analyze the Compensation Committee’s specific decisions regarding fiscal year 2014 compensation for the NEOs.

Executive Summary

2014 Highlights

●	Successful completion of the strategy to separate the Company to enhance shareholder value
●	Strong fiscal year 2014 financial performance
●	CEO pay increase aligned with strategic and financial performance
●	Fiscal year 2014 NEO annual total compensation targeted at market median
●	Commencement of CEO succession plan
●	Compensation governance and risk safeguards including waiver of the CEOs grandfathered change of control excise tax gross-up benefit

Pay for Performance-Agilent’s Fiscal Year 2014 Financial Performance and Executive Compensation

The year over year increase in our CEO’s annual total direct compensation is consistent with our strong financial results, our year over year increase in stock price and reflects our strong commitment to pay for performance. The core of Agilent’s executive compensation philosophy continues to be pay for performance, as discussed in greater detail below.

COMPENSATION DISCUSSION AND ANALYSIS

The chart below demonstrates how the historical compensation of our CEO compares to our absolute TSR during the same period.

Fiscal Year 2014, a Year of Transition and the Effect of the Spin-Off of Keysight Technologies

Fiscal year 2014 was a year of transition and continued building of shareholder value for Agilent. On September 19, 2013, Agilent announced its plans to spin-off its electronic measurement business into an independent publicly traded company, Keysight Technologies, Inc. Shortly after this announcement, two of our former named executive officers, Nicolas Roelofs, former Senior Vice President and President of our Life Sciences Group and Lars Holmkvist, former Senior Vice President of Agilent and President of our Life Sciences Group, left the company. To provide the stability and leadership required to assemble Agilent’s and Keysight’s respective executive teams and make the spin-off a success, as well in recognition of the value of his almost ten years’ experience as a seasoned CEO and the extraordinary demand being made on his time as the company embarked on its year-long separation work, Mr. Sullivan was granted a one-time grant of 40,000 restricted stock units. On November 1, 2014, we successfully completed the spin-off of Keysight into a separate publicly-traded company, and Agilent is now focused solely on the life sciences, diagnostics and applied markets.

In September 2014 following the operational separation of Keysight from Agilent and as part of the Board’s CEO succession plan, the Board accepted Mr. Sullivan’s notice of his retirement from the position as CEO effective March 18, 2015. Another part of this plan was the Board’s appointment of Michael R. McMullen as President and COO and the announcement of the intention to appoint him as CEO upon Mr. Sullivan’s retirement in March 2015. Mr. Sullivan also agreed to remain employed as a senior advisor to the Board and Mr. McMullen for the remainder of fiscal year 2015. Concurrently with his appointment as President and COO, Mr. McMullen was granted 18,444 performance stock units for his promotion and he received a salary increase from $600,000 to $700,000.

Mr. McMullen’s Fiscal Year 2015 Compensation Approach

On November 19, 2014, the Compensation Committee met to determine NEO annual compensation and Mr. McMullen’s compensation for fiscal year 2015. No increase was made to either Mr. McMullen’s base salary of $700,000 or his target award of 100% under the Performance Based Compensation Plan. However, the Compensation Committee granted to Mr. McMullen long-term incentive equity awards with a target value of approximately $3,600,000, with approximately half of the target value in a stock option award and half of the target value in performance stock units. The stock option award vests 25% per year over four years, and the performance stock unit award vests 100% at the conclusion of the three-year performance period.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee anticipates that effective upon Mr. McMullen’s promotion to CEO on March 18, 2015, it will consider increasing Mr. McMullen’s total compensation to around the 25th percentile of Agilent’s peer group.

Mr. McMullen has entered into the Company’s Tier II Change of Control Agreement and will enter into the Company’s CEO Change of Agreement, neither of which includes excise tax gross-up or single trigger provisions.

Mr. Sullivan’s Fiscal Year 2015 Compensation Approach

On November 19, 2014, the Compensation Committee also met to determine Mr. Sullivan’s compensation for fiscal year 2015. For fiscal year 2015, Mr. Sullivan will receive a base salary of $630,000, a forty percent decrease from Mr. Sullivan’s base salary of $1,050,000 in fiscal year 2014. Mr. Sullivan’s target award of 150% of fiscal year 2015 base salary under the Performance Based Compensation Plan was not changed from the previous year. Mr. Sullivan was granted long-term incentive equity awards with a target value of approximately $5,100,000, with approximately 60% of the target value in performance stock units and 40% of the target value in a stock option award. This represented a decrease of fifty-one percent from Mr. Sullivan’s long-term incentive equity awards having a target value of $10,500,000 in fiscal year 2014, which had approximately 40% of its target value in a stock option award and 40% of the target value in performance stock units and 20% of the target value in restricted stock units. Mr. Sullivan has also entered into the Company’s current CEO Change of Control Agreement, which provides benefits if Mr. Sullivan’s termination as an employee occurs in fiscal year 2015 in connection with a change in control. Mr. Sullivan’s agreement no longer contains the grandfathered excise tax gross-up provision and his severance benefits are based on his fiscal year 2015 base salary and target bonus.

Listening to Our Shareholders and Say On Pay

Our programs are well aligned with the interests of our shareholders and are instrumental to achieving our business strategy. In determining executive compensation for fiscal year 2014, the Compensation Committee considered the overwhelming stockholder support (97% approval of votes cast) that the “Say-on-Pay” proposal received at our March 20, 2013 annual meeting of stockholders. The Compensation Committee believes that the shareholder vote confirms the philosophy and objective of linking our executive compensation to our operating and strategic objectives and the enhancement of shareholder value. We view this level of shareholder support as an affirmation of our current pay practices for fiscal year 2014. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Compensation Governance

As set forth above, the primary focus of our compensation philosophy is to pay for performance. This philosophy is executed with the following compensation governance provisions:

●	Stock ownership guidelines for officers and directors;
●	An independent Compensation Committee;
●	An independent Compensation Committee compensation consultant, Frederic W. Cook & Co., Inc. (“F.W. Cook”);
●	Prohibitions on executive officers and directors engaging in hedging transactions or pledging our securities as collateral for loans;
●	A compensation recoupment or clawback policy that applies to executive officers as described further below;

COMPENSATION DISCUSSION AND ANALYSIS

●	An annual review and assessment of potential compensation-related risks, conducted independently for the Committee by F.W. Cook, which for fiscal year 2014 concluded that our compensation program (including all incentive and commission arrangements at all levels) does not encourage behaviors that would create material risk for Agilent;

●	No single-trigger Change of Control benefits;

●	Prohibition on repricing; and

●	No dividends/dividend equivalents on unearned performance awards.

Compensation Philosophy

The main objectives of our executive compensation program are to pay for performance while aligning executives’ interests with shareholder interests. Our pay levels are reasonable and competitive to attract and retain the best talent and structure pay to support our business objectives with appropriate rewards for short-term operating results and long-term shareholder value creation. Accordingly, we structure our executive compensation program with three basic direct elements:

Base Salary. Base salaries have historically accounted for 20% or less of total compensation for our NEOs. This element is intended to establish the minimum or base-line competitive compensation level that sits beneath the variable compensation components. The remaining 80% or more of our total compensation is performance-based as described below.

Short-Term Cash Incentives. We use financial metrics such as revenue growth and operating profit percentage, as well as strategic objectives, to determine our short-term cash performance incentives. The short-term incentives are used to provide a competitive element of total direct compensation and to focus the efforts of our executives on critical operating and strategic goals that are best measured within annual periods, where there is downside risk for underperforming and upside reward for success.

Long-Term Incentives. Our long-term incentives consist of a combination of (1) stock options that vest over four years and have a 10-year term and (2) performance shares that vest at the end of a three-year period based on continued employment and our relative Total Shareholder Return (“TSR”) versus peer companies. The purpose of the long-term incentives is to provide a competitive element of total direct compensation, enable employment retention, facilitate executive stock ownership, and reward for multi-year shareholder value creation through the performance of our stock as measured against (1) historical prices and (2) the shareholder return of our peers.

Our total compensation for each NEO varies based on (i) company performance measured against external metrics that correlate to long-term stockholder value, (ii) performance of the business organizations against specific targets, and (iii) individual performance. These three factors are considered in positioning salaries, determining earned short-term incentives and determining long-term incentive grant values. We also have the following policies and compensation risk controls.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Risk Controls

Recoupment Policy

In July 2009, the Compensation Committee adopted an Executive Compensation Recoupment Policy that applies to all of our executive officers covered by Section 16 of the Securities Exchange Act. Under this Policy, in the event of (A) a material restatement of financial results (wherein results were incorrect at the time published due to mistake, fraud or other misconduct), or (B) fraud or misconduct by an executive officer, the Compensation Committee will, in the case of a restatement, review all short and long-term incentive compensation awards that were paid or awarded to executive officers for performance periods beginning after July 14, 2009 that occurred, in whole or in part, during the restatement period. In the case of fraud or misconduct, the Committee will consider actions to remedy the misconduct, prevent its recurrence, and impose discipline on the wrongdoers, in each case, as the Committee deems appropriate.

These actions may include without limitation, to the extent permitted by governing law, requiring reimbursement of compensation, causing the cancellation of outstanding restricted stock or deferred stock awards, stock options, and other equity incentive awards, limiting future awards or compensation, and requiring the disgorgement of profits realized from the sale of Agilent stock to the extent such profit was, in part or in whole, resulting from fraud or misconduct. The Compensation Committee will amend the policy, as necessary, to comply with the final SEC rules regarding the recoupment policies of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Hedging and Insider Trading Policy

In 2010, our insider trading policy was updated to expressly bar ownership of financial instruments or participation in investment strategies that hedge the economic risk of owning Agilent stock. We also prohibit officers and directors from pledging Agilent securities as collateral for loans. In addition, we prohibit our officers, directors and employees from purchasing or selling Agilent securities while in possession of material, non-public information, or otherwise using such information for their personal benefit. Our executives and directors are permitted to enter into trading plans that are intended to comply with the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934 so that they can prudently diversify their asset portfolios and exercise their stock options before their scheduled expiration dates.

A Culture of Ownership

Our stock ownership guidelines are designed to encourage our NEOs and other executive officers to achieve and maintain a significant equity stake in Agilent and more closely align their interests with those of our stockholders. The guidelines provide that the CEO should accumulate and hold, within five years from election to his or her position, an investment level in our stock equal to a multiple of six times his or her annual base salary. The guidelines further provide that the COO, CFO and other executive officers should accumulate and hold, within five years from appointment to their executive officer positions, an investment level in our stock equal to the lesser of either (1) a multiple of three times their annual base salary or (2) direct ownership of a certain level of shares of Agilent stock.

The investment level as a multiple of annual base salary or direct ownership guidelines is set forth below:

	Level	Investment Level = Multiple of Annual Base Salary	Direct Ownership of Agilent Stock (# of Shares)
	CEO	6X	N/A
	CFO/COO	3X	80,000
	All other executive officers	3X	40,000

An annual review is conducted to assess compliance with the guidelines. By the end of fiscal year 2014, all of our NEOs had either met or were on track to reach their stock ownership guideline requirements within the applicable timeframe.

Risk Assessment

F.W. Cook conducts an annual review of Agilent’s compensation related risks. The risk assessment conducted during fiscal year 2014 confirmed that Agilent’s executive compensation program is well designed to encourage behaviors aligned with the long-term interests of shareholders. F.W. Cook also found an appropriate balance in fixed versus variable pay, cash and equity, corporate, business unit, and individual goals, financial and non-financial performance measures, and formulas and discretion. Finally, it was determined that there are appropriate policies in place to mitigate compensation-related risk, including stock ownership guidelines, insider-trading prohibitions, the Executive Compensation Recoupment Policy, and independent Compensation Committee oversight.

COMPENSATION DISCUSSION AND ANALYSIS

Process for Determining Compensation

For fiscal year 2014, the Compensation Committee retained F.W. Cook as its compensation consultant. F.W. Cook performs no other work for Agilent, does not trade Agilent stock; has an Independence Policy that is reviewed annually by F.W. Cook’s Board of Directors; and proactively notifies the Compensation Committee chair of any potential or perceived conflicts of interest. The Compensation Committee found no conflict of interest with F.W. Cook during fiscal year 2014.

To determine total compensation for the upcoming fiscal year, the Compensation Committee considers 1) the performance of each individual executive for the last fiscal year, 2) the most recent peer group data from F.W. Cook, and 3) our business and strategic goals for the coming fiscal year. F.W. Cook presents and analyzes market data, for benchmarking each individual position, and provides insight to market practices for the Compensation Committee’s actions, but it does not make any specific compensation recommendations on the individual NEOs. The Compensation Committee determines the form and amount of compensation for all executive officers after considering the market data and company, business unit and individual performance. For fiscal year 2014, F.W. Cook advised the Compensation Committee on a number of compensation matters, including but not limited to:

●	Criteria used to identify peer companies for executive compensation and performance metrics;

●	Evaluation of our total direct compensation levels and mix for the NEOs and four other senior officers;

●	Mix of long-term incentives, grant types and allocation of stock options and full value shares;

●	Reviewing various other proposals presented to the Compensation Committee by management; and

●	Guidance on CEO transition planning.

The Compensation Committee also reviews detailed tally sheets for the CEO and other NEOs. Tally sheets used for 2014 included all elements of executive compensation listed in the section under “Fiscal Year 2014 Compensation”, including potential compensation to our NEOs in the event of a change of control.

The Compensation Committee, which is composed solely of independent members of the Board, operates under a Board-approved charter that spells out the Committee’s major duties and responsibilities. This charter is available on Agilent’s website at http://www.investor.agilent.com/ phoenix.zhtml?c=103274&p=irol-govhighlights.

Role of Management

The CEO and the Senior Vice President, Human Resources consider the responsibilities, performance and capabilities of each of the Company’s executive officers, including the NEOs, other than the CEO, and what compensation package they believe will attract, retain and motivate. The Senior Vice President, Human Resources does not provide input on setting his own compensation. A comprehensive analysis is conducted using a combination of the market data based on our peer group and survey data, performance against targets, and overall performance assessment. This data and analysis is used as the primary consideration to determine if an increase in compensation is warranted and the amount and type of any increase for each of the total compensation components for the then-current fiscal year. After consulting with the Senior Vice President, Human Resources, the CEO makes compensation recommendations, other than for his own compensation, to the Compensation Committee at the first Compensation Committee meeting of the fiscal year.

COMPENSATION DISCUSSION AND ANALYSIS

Benchmarking

NEO Compensation Peer Group

At the beginning of each fiscal year, the Compensation Committee meets with F.W. Cook to review and approve the peer group companies that satisfy our selection criteria. F.W. Cook has been the Compensation Committee’s consultant for a number of years. The peer group used for setting fiscal year 2013 NEO target compensation consisted of 29 product, capital market and labor market competitors with revenues between $1.8 billion and $18 billion or between 0.25x and 2.5x times Agilent’s revenue of approximately $7 billion for fiscal year 2013. Using the same criteria as noted above, the peer group used for setting fiscal year 2014 NEO target compensation, as noted below, consists of 28 companies. The range of annual revenues for peer group members was determined so that Agilent’s size measured in annual revenue would be at the median of the peer group. The 28 companies are all in the S&P 500 Information Technology, Health Care and Industrials Sector. A comparison between the old and new comparator groups showed an insignificant statistical impact on compensation levels between the two groups. F.W. Cook used the compensation information reported in the public filings of our peer group companies and survey data to make our comparisons and adjusted the data to reflect the age of the reported information. We used this peer group data, targeting the market median, to set each NEO’s compensation for FY14.

FISCAL YEAR 2014 NEO COMPENSATION PEER GROUP (1)

Bard (C.R.)	Harris Corporation	PerkinElmer	Stryker
Baxter International Inc.	JDS Uniphase	Precision Castparts	Textron
Becton Dickinson	Juniper Networks, Inc.	Qualcomm, Inc.	Thermo Fischer Scientific, Inc.
Boston Scientific Corporation	L-3 Communications	Rockwell Automation	Tyco International
Carefusion	Life Technologies Corporation	Rockwell Collins Inc.	Varian Medical Systems
Covidien PLC	Medtronic	Roper Industries	Waters
Danaher	Motorola Solutions	St Jude Medical Inc.	Zimmer Holdings, Inc.
____________________

(1)	Cooper Industries no longer existed as a standalone company and was removed from the peer group in fiscal year 2014.

In anticipation of the company separation on November 1, 2014, the Compensation Committee and F.W. Cook reviewed and approved the future peer group selection criteria for Agilent and Keysight. For Agilent, the peer group to be used for setting fiscal year 2015 NEO compensation will consist of product, capital market and labor market competitors in the S&P 500 Health Care Sector with revenues between $1.8 billion and $10 billion or between 0.25x and 2.5x times Agilent’s projected revenue. Keysight’s new peer group will consist of product, capital market and labor market competitors in the following Russell 3000 GICS sub-industries; Communications Equipment, Computer Storage & Peripherals, Electrical Components & Equipment, Electronic Components, Electronic Equipment & Instruments, Electronic Manufacturing Services and Semiconductor Equipment; with revenues between $1 billion and $9 billion or between 0.33x and 3x Keysight’s projected revenue.

COMPENSATION DISCUSSION AND ANALYSIS

The new peer groups identified by each company’s new selection criteria will take effect for fiscal year 2015 when Agilent and Keysight are separate companies. However, the Compensation Committee considered these future peer groups when making NEO compensation decisions for fiscal year 2014. The Committee found that the new peer groups for Agilent and Keysight had similar executive compensation philosophies and programs, and that compensation for Agilent’s NEOs was in line with the peer groups identified for each company following the separation on November 1, 2014. For Agilent, this new peer group consisted of 30 companies in the S&P 500 Health Care sector listed in the table below.

Actavis	Celgene	Intuitive Surgical	St. Jude Medical
Alexion Pharma	Cerner	Lab Corp of America	Stryker
Allergan	DaVita HealthCare	Life Technologies	Varian Medical Systems
Bard (C.R.)	DENTSPLY Intl	Mylan	Waters
Becton, Dickinson	Edwards Lifesciences	PerkinElmer	Zimmer Holdings
Biogen Idec	Forest Labs	Perrigo	Zoetis
Boston Scientific	Gilead Sciences	Quest Diagnostics
CareFusion	Hospira	Regeneron Pharma

For Keysight, the new peer group consisted of 27 companies in the Russell 3000 Information Technology sector listed below. This peer group was considered when determining pay for Mr. Nersesian.

AMETEK	F5 Networks	Lam Research	Rockwell Automation
Amphenol	Harris	Molex	Roper Industries
Applied Materials	Hubbell	Motorola Solutions	SanDisk
Benchmark Electronics	Itron	National Instruments	Sanmina
Brocade Comms Sys	JDS Uniphase	NetApp	Teradyne
Ciena	Juniper Networks	Plexus	Vishay Intertechnology
Echostar	KLA-Tencor	Regal-Beloit

Peer Group for the Long-Term Performance Program

The Compensation Committee believes that an expanded peer group is more appropriate for determining relative TSR under the Company’s Long-Term Performance (“LTP”) Program, as an expanded peer group provides a broader index for comparison and better alignment with shareholder investment choices. Therefore, the Compensation Committee uses the companies in the S&P 500, Health Care, Materials and Industrials Sectors Indexes (approximately 150 companies) for determining TSR under the LTP Program. Awards issued in FY12 and FY13 were measured against the S&P 500 Health Care, Industrials and Information Technologies Sectors. The S&P 500 constituent list is maintained by the S&P Index Committee, which is available at www.standardandpoors.com/ indices/main/en/us. Any change in the expanded peer group is due to Standard & Poor’s criteria for inclusion in the index.

CEO Compensation

The Compensation Committee establishes the CEO’s compensation based on a thorough review of the CEO’s performance that includes: (i) an objective assessment against agreed-to metrics set by the Compensation Committee; (ii) tally sheets, (iii) market data from F.W. Cook, (iv) a self-evaluation by the CEO that the Compensation Committee discusses with the independent directors; and (v) a qualitative evaluation of the CEO’s performance that is developed by the independent directors, including each member of the Compensation Committee, in executive session. The CEO’s total direct compensation package is reviewed annually by the Compensation Committee, which then presents its recommendation to the other independent directors for review and comment. The Compensation Committee then makes the final determinations on compensation for the CEO.

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal Year 2014 Compensation

For fiscal year 2014, we targeted our NEO compensation in aggregate at the median of the peer group. Compensation was set for each NEO based upon individual performance, experience and time in position. The Compensation Committee believes the targeted compensation is appropriate to attract, retain and motivate our executives as well as to provide competitive rewards for job performance, skill set, prior experience, time in the position and/or with Agilent, and superior achievement in current business conditions.

Our executives’ total compensation packages reflect Agilent’s philosophy of aligning pay with performance and rewarding top talent. Accordingly, long-term incentive awards, which for fiscal year 2014 consisted primarily of stock options that vest 25% per year for four years and performance-based stock awards that vest 100% at the conclusion of a three-year performance period, represent the largest element of pay for senior executives in order to encourage creation of lasting value for our stockholders by directly tying executive compensation to our success and our stockholders’ interests.

For fiscal year 2014, approximately 81% of our CEO’s and 53% of our NEOs’ total direct compensation consisted of long-term incentives and is “at-risk”— which means that this component varies year to year depending on Agilent’s stock price and TSR versus our peers.

CEO	Average of other NEOs

Base Salary

Our salaries reflect the responsibilities of each NEO, the competitive market for comparable professionals in our industry, and are set to create an incentive for executives to remain with Agilent. Base salaries and benefits packages are the fixed components of our NEOs’ compensation and do not vary with company performance. NEOs’ base salaries are set by considering benchmark market data as well as the performance of each NEO.

Our NEOs’ base salaries for fiscal year 2014 were on average below the 50th percentile of our peer group. In November 2013, the Compensation Committee increased the base salary for Mr. McMullen from $575,000 to $600,000 to compensate him appropriately against his respective peers. Mr. McMullen received another salary increase in September 2014 from $600,000 to $700,000 to reflect his promotion to President and Chief Operating Officer. Mr. Nersesian’s salary increased from $750,000 to $800,000 to reflect his role as CEO Designate for Keysight Technologies.

Short-Term Cash Incentives

The Performance-Based Compensation Plan applies to our NEOs and provides the opportunity for cash awards every six months linked to specific six-month financial goals and annual strategic goals for the overall company and the three major lines of business for fiscal year 2014, EMG, CAG and LDG. Annual cash incentives are paid to reward achievement of critical shorter-term operating, financial and strategic measures and goals that are expected to contribute to shareholder value creation over time. Financial goals for each six-month period are pre-established by the Compensation Committee at the

COMPENSATION DISCUSSION AND ANALYSIS

beginning of the period, based on recommendations from management. The financial goals are based on Agilent’s fiscal year 2014 financial plan established by the Board of Directors. After the Compensation Committee certifies the calculations of performance against the goals for each period, payouts, if any, are made in cash. Metrics and goals cannot be changed after they have been approved by the Compensation Committee. The Performance-Based Compensation Plan reflects our pay-for-performance philosophy and directly ties short-term incentives to short-term business performance. Our NEOs’ target bonus amounts were on average slightly above the 50th percentile. For fiscal year 2014, the awards under the Performance-Based Compensation Plan were calculated by multiplying the individual’s base salary for the performance period by the individual’s target award percentage and the performance, determined as follows:

H1 Financial	Annual Salary / 2	X	Individual Target Bonus (varies by individual)	X	Financial Portion of Target Bonus (50% to 100%)	X	Attainment % (based on actual performance)
Financial H2
FY Strategic	Annual Salary	X	Individual Target Bonus (varies by individual)	X	Strategic Portion of Target Bonus (0% to 50%)	X	Attainment % (based on actual performance)

The payouts under the Performance-Based Compensation Plan for fiscal year 2014 are provided in the table below and in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table”.

					Annual FY14
	First Half FY14		Second Half FY14		Strategic Objectives		Actual Short-Term
	Target	Actual	Target	Actual	Target	Actual	Incentives Paid for
	Incentive	Award	Incentive	Award	Incentive	Award	the Fiscal Year
Name	($)	($)	($)	($)	($)	($)	($)
William P. Sullivan	$590,625	$484,194	$590,625	$359,395	$393,750	$787,500	$1,631,089
Didier Hirsch	$120,000	$98,376	$120,000	$73,020	$240,000	$462,000	$633,396
Marie Oh Huber	$98,438	$80,699	$98,438	$59,899	$196,875	$354,375	$494,973
Michael R. McMullen	$240,000	$217,534	$291,830	$249,643	$0	$0	$467,177
Ronald S. Nersesian	$375,000	$260,888	$375,000	$156,263	$250,000	$500,000	$917,151

Target Award Percentages

Our Compensation Committee set the monetary value of the fiscal year 2014 short-term incentive targets based on a percent of base salary pre-established for each NEO. The Compensation Committee also considered the relative responsibility of each NEO. Each NEO’s short-term incentive target for fiscal year 2014 was set between 75% and 150% of base salary (depending on his/her position), as follows:

Fiscal Year 2014 Short-Term Incentive Payout Table*

	Expressed as a % of base salary
	First Half FY14		Second Half FY14		Annual FY14 Strategic Objectives		Total Target Short-Term Incentives for FY14
Name	Target Award	Actual Award	Target Award	Actual Award	Target Award	Actual Award	Target Award	Actual Award
William P. Sullivan	56%	46%	56%	34%	38%	75%	150%	155%
Didier Hirsch	20%	16%	20%	12%	40%	77%	80%	106%
Marie Oh Huber	19%	15%	19%	11%	38%	68%	75%	94%
Michael R. McMullen	40%	36%	48%	41%	0%	0%	88%	77%
Ronald S. Nersesian	47%	33%	47%	20%	31%	63%	125%	115%
____________________

*	Financial performance is measured and paid out each fiscal half; performance against strategic objectives is measured and paid out annually.

COMPENSATION DISCUSSION AND ANALYSIS

Mr. Sullivan’s fiscal year 2014 bonus of $1,631,089 reflects our below target fiscal year 2014 financial results and the successful spin-off of Keysight resulting in above target performance for Mr. Sullivan’s strategic objective for the fiscal year.

Financial Target Metrics and Fiscal Year 2014 Operational Results

The Performance-Based Compensation Plan financial target metrics were based on (1) Agilent’s Operating Profit Percentage and Agilent’s revenue goals for Mr. Sullivan, Mr. Hirsch and Ms. Huber and (2) the respective business unit’s Operating Profit Percentage and revenue goals for Mr. McMullen and Mr. Nersesian. In addition, 30% of Mr. McMullen’s target bonus for each of the first half and second half of fiscal year 2014 was also subject to financial metrics and targets of the combined Chemical Analysis and Life Sciences groups (“CAG/LDG”) so as to facilitate co-operation between CAG and LDG.

The Compensation Committee chose those metrics because:

●	Revenue places focus on our continued growth; and
●	Operating Profit emphasizes innovation, profitability and efficiency in our core business operations.

Operating Profit (segment level) is a non-GAAP measure defined as revenue less the sum of cost of products and services, research and development expense and selling, general and administrative expenses.

To determine earned awards, we use payout matrices that link the metrics and reflect threshold-to-maximum opportunities based on various achievement levels of the metrics. No awards are paid unless the Operating Profit Percentage threshold is achieved. The maximum award under the plan is capped at 200% of the target award. The target metrics set for our short-term incentives and their corresponding results were as follows:

First Half FY14
	Operating Profit %					Revenue
	Threshold	Target	Max	Results	Achievement	Target (Mil)	Max (Mil)	Results (Mil)	Achievement
Agilent	14%	19%	23%	18%	Below Target	$3,511	$3,863	$3,410	Below Target
EMG	15%	19%	23%	18%	Below Target	$1,485	$1,633	$1,414	Below Target
LDA	14%	19%	22%	18%	Below Target	$2,027	$2,229	$1,996	Below Target
CAG*	18%	22%	26%	22%	At Target	$1,173	$1,290	$1,170	Below Target
LDG	11%	16%	20%	15%	Below Target	$1,194	$1,313	$1,168	Below Target

Second Half FY14
	Operating Profit %					Revenue
	Threshold	Target	Max	Results	Achievement	Target (Mil)	Max (Mil)	Results (Mil)	Achievement
Agilent	18%	22%	25%	20%	Below Target	$3,709	$4,080	$3,571	Below Target
EMG	19%	23%	26%	20%	Below Target	$1,596	$1,755	$1,519	Below Target
LDA	16%	21%	24%	20%	Below Target	$2,113	$2,324	$2,052	Below Target
CAG*	20%	24%	28%	24%	At Target	$1,214	$1,335	$1,205	Below Target
LDG	14%	18%	22%	17%	Below Target	$1,253	$1,378	$1,204	Below Target

Note: There are no thresholds for Revenue metrics.
____________________

*	CAG targets and results are based on CAG Divisions plus all CAG/LDG Consumables plus all CAG/LDG Services.

COMPENSATION DISCUSSION AND ANALYSIS

Strategic Component and Fiscal Year 2014 Results

For fiscal year 2014, under the Performance-Based Compensation Plan, we continued to utilize annual strategic goals to align each NEO’s objectives with strategic company priorities. In fiscal year 2014, each NEO except Mr. McMullen was measured on the strategic objective of successfully completing the spin-off of Keysight Technologies. Mr. McMullen was measured entirely on financial metrics to focus his group on revenue growth and profit. Mr. Hirsch and Ms. Huber had additional strategic objectives related to fiscal year 2014 expenses and fiscal year 2015 forecast. The strategic component is established within the time prescribed by Section 162(m) of the Internal Revenue Code and is determined on an annual basis. The strategic component accounts for 25% to 50% of the total target bonus for each NEO who was assigned strategic objectives. The maximum payout per NEO for satisfaction of the strategic component is the lesser of (1) up to 200% of strategic objective performance results or (2) 0.5% of non-GAAP pre-tax earnings, and the Compensation Committee may exercise negative discretion to the maximum payout to determine the strategic award percentage.

Non-GAAP pre-tax earnings is defined as earnings before income taxes that exclude primarily the impact of integration costs, acquisition fair value adjustments, restructuring and asset impairment charges, business acquisition and separation costs, non-cash intangibles amortization as well as gains and losses from the sale of investments and disposals of businesses.

Long-Term Incentives – Stock Options and Performance Stock Units

For fiscal year 2014, the Compensation Committee granted long-term incentives with target values for each NEO that were on average just above the 50th percentile of our peer group. Stock grant values were delivered as follows:

●	Approximately half the value was in the form of stock options calculated using the Black-Scholes model and 20-day average closing price of our common stock prior to grant. The exercise price of the option was the closing price of our common stock on the date of grant. These stock option grants vest 25% each year over four years.

●	The remaining value of the long-term award is a performance stock unit award, delivered under the LTP Program, and determined by dividing the remaining value by the Monte-Carlo valuation factor. The resulting final stock payout award may range from 0 to 200% of the originally set target. These performance stock units vest 100% after the conclusion of the three-year performance period.

Targeting approximately half of the long-term incentive value in a stock option and half of the value in performance stock units keeps focus on improving Agilent’s stock price and Agilent’s stock price performance relative to its peers.

The Compensation Committee concluded that 2014 LTP Program awards were not appropriate for Mr. Nersesian given the performance period would extend two years beyond the planned November 2014 separation date for Keysight Technologies. As such, Mr. Nersesian received restricted stock units in lieu of performance stock units in 2014. These restricted stock units vest 25% each year over the next four years.

The target value of the long-term incentive awards is determined at the beginning of the then-current fiscal year for each NEO and is partially derived from the peer group data provided by F.W. Cook. The target value also reflects the Compensation Committee’s judgment on the relative role of each NEO’s position within Agilent, as well as the performance of each NEO.

In addition to their annual long-term incentive awards, the Compensation Committee awarded Mr. Sullivan and Ms. Huber restricted stock units in the amounts of 40,000 shares and 5,000 shares, respectively. Mr. Sullivan’s award which vests 33% in the first year, 33% in the second year and 34% in the third year, was in recognition of the value of his almost ten years’ experience as a seasoned CEO

COMPENSATION DISCUSSION AND ANALYSIS

and the extraordinary demand being made on his time as the company embarked on its year-long separation work, as well as to provide the stability and leadership required to assemble Agilent’s and Keysight’s respective executive teams and make the spin-off a success. Ms. Huber’s award, which vests 25% per year over 4 years, was in recognition of her significant current and anticipated contributions for the separation of Keysight.

	Number & Type of Award (1)			Total Target Value
	Stock Options	Performance	Restricted	of Long Term-
Name	(#) (1)	Stock Units (#)	Stock Units (#)	Incentive Awards ($)
William P. Sullivan	244,112	67,848	40,000	$10,500,000
Didier Hirsch	56,002	15,565	—	$1,950,000
Marie Oh Huber	40,206	11,174	5,000	$1,650,000
Michael R. McMullen	53,130	33,210 (2)	—	$2,900,000
Ronald S. Nersesian	120,620	—	40,999	$4,200,000
____________________

(1)	Regular stock options, performance stock units and restricted stock units were granted on November 20, 2013.

(2)	Mr. McMullen received 14,766 performance stock units on November 20, 2013. He was granted an additional 18,444 performance stock units on September 17, 2014 upon his promotion to President and COO.

Performance Stock Units Granted in Fiscal Year 2014

The performance stock units granted in fiscal year 2014 will be measured and paid out based on relative TSR versus all companies in the S&P 500 Health Care, Industrials and Materials Sectors Indexes for fiscal year 2014 through fiscal year 2016. The company does not establish an absolute TSR target as we believe performance is best measured on a relative basis against our selected peer group. The performance schedule determined by the Compensation Committee in fiscal year 2014 was as follows:

Payout as a
% of
Performance	Target
Below 25th Percentile Rank (threshold)	0%
25th Percentile Rank	25%
50th Percentile Rank (target)	100%
75th Percentile Rank and Above	200%

Performance stock units are completely “at-risk” compensation because Agilent’s performance must be at or above the 25th percentile in order for the individuals to receive a payout.

The Compensation Committee has established rolling three-year performance periods for determining earned awards under our LTP Program and uses relative TSR as a single metric. This metric aligns with shareholder interests as higher TSR results in higher potential returns for shareholders as well as ensuring a correlation between performance and payouts. As noted above, our short-term incentive program focuses on Operating Profit Percent and Revenue and they drive internal business strategies that in turn impact our TSR.

For purposes of determining the awards, relative TSR reflects (i) the aggregate change in the 20-day average closing price of Agilent’s stock versus each of the companies in Agilent’s LTP Program peer group, each as measured at the beginning and end of the three-year performance period plus (ii) the value (if any) returned to shareholders in the form of dividends or similar distributions, assumed to be reinvested quarterly on a pre-tax basis.

COMPENSATION DISCUSSION AND ANALYSIS

Performance Stock Units Earned in Fiscal Year 2014

The performance stock units earned in fiscal year 2014 were based on relative TSR versus all companies in the S&P 500 Information Technology, Health Care and Industrials Sectors Indexes for fiscal year 2012 through fiscal year 2014. The performance schedule determined by the Compensation Committee in fiscal year 2012 was as follows:

Payout as a
% of
Performance	Target
Below 25th Percentile Rank (threshold)	0%
25th Percentile Rank	25%
50th Percentile Rank (target)	100%
75th Percentile Rank and Above	200%

Agilent’s TSR performance relative to peers and the payout percentages for the LTP Program for the past 5 years are set forth in the following table:

Fiscal Year	Agilent TSR Relative Rank to Peer Group	Payout %
2012 – 2014	39.7%	69.0%
2011 – 2013	45.8%	87.0%
2010 – 2012	46.9%	91.0%
2009 – 2011	54.9%	120.0%
2008 – 2010	59.6%	138.0%

The table below sets forth the targeted number of units for the performance period covering fiscal year 2012 through fiscal year 2014 and the shares earned at 69% of target and the cash value of the shares based on the closing price of Agilent’s common stock on November 19, 2014. On November 19, 2014, the Compensation Committee certified the TSR results and approved the payout at 69% for the performance period concluded on October 31, 2014. The payout of these awards was made in November 2014.

Fiscal Year 2012 - 2014 LTP Program Payout Table

		Target Award (Shares)
	Target Awards	After Adjustment/	Payout at 69%	Cash Value of
	(Shares)	Conversion (1)	(Shares)	Payout at 69% ($) (2)
William P. Sullivan	77,828	106,520	73,498	$2,998,718
Didier Hirsch	17,960	24,581	16,960	$691,968
Marie Oh Huber	11,973	16,387	11,306	$461,285
Michael R. McMullen	17,712	24,242	16,726	$682,421
Ronald S. Nersesian	29,934	53,726	37,070	$1,149,170 (3)
____________________

(1)	The target awards were adjusted following the spin-off of Keysight to retain the original target value. Mr. Nersesian’s target shares were converted to Keysight shares and his award was paid out by Keysight in November 2014. Shares are rounded for display purposes but carried out to three decimal places for final award calculation.

(2)	Reflects the fair market value of the shares based on the closing stock price of Agilent’s common stock on November 19, 2014.

(3)	Reflects the fair market value of the shares based on the closing stock price of Keysight’s common stock on November 18, 2014.

COMPENSATION DISCUSSION AND ANALYSIS

Equity Grant Practices

The Compensation Committee generally makes grants of stock awards to our NEOs at the first Compensation Committee meeting of our fiscal year. Awards are neither timed to relate to the price of Agilent’s stock nor to correspond with the release of material non-public information, although grants are generally made when Agilent’s trading window is open. Grants to current employees are generally effective on the date of the Compensation Committee meeting approving such grants. Grants to new employees, including potential NEOs, are typically made at the next regularly scheduled Compensation Committee meeting following the employee’s start date. The standard vesting schedule for our Equity grants is shown in the table below.

Equity Vehicle	Standard Vesting Schedule
Stock Options	25% each year over four years
Performance Stock Units	100% after the third year
Restricted Stock Units	25% each year over four years

If an NEO dies or is fully disabled, his or her unvested stock options or stock awards fully vest. In addition, when an NEO retires from Agilent, his or her stock options and stock awards continue to vest and any performance stock units are earned based on the satisfaction of performance metrics. Currently, only Mr. Sullivan and Mr. Hirsch are entitled to retirement vesting. Finally, stock options and stock awards vest on a “double-trigger” basis in connection with a change in control as described below.

Benefits

Agilent’s global benefits philosophy is to provide NEOs with protection and security through health and welfare, retirement, disability insurance and life insurance programs. During fiscal year 2014, the CEO and other NEOs were eligible to receive the same benefits that are generally available to other Agilent employees.

In addition to the company-wide benefits, Agilent’s NEOs have company-paid financial counseling through a third party service to assist with their personal finances. We believe that providing this service gives our NEOs a better understanding of their pay and benefits, allowing them to concentrate on Agilent’s future success. NEOs are also provided executive physical examinations, for which we cover the costs that are not otherwise covered under each NEO’s chosen health plan. We believe that the executive physical is a prudent measure to help ensure the health of our executives. Both the financial counseling and the executive physicals are benefits generally provided by our peer companies and are available at a reasonable group cost to Agilent.

Generally, it is our Compensation Committee’s philosophy to not provide perquisites to our NEOs except in limited circumstances. For example, in fiscal year 2014, there were no special perquisites for our NEOs except for financial counseling, the executive physicals mentioned above, the occasional use by executive officers of company drivers to transport them and their family members to the airport for personal travel and some relocation expenses for Mr. McMullen.

Deferred Compensation

Our NEOs are eligible to voluntarily defer base salary, short-term incentives in the form of awards under the Performance-Based Compensation Plan and long-term incentives in the form of stock awards under the LTP Program. The deferrals are made through our 2005 Deferred Compensation Plan. This is a common benefit arrangement offered by our peer companies.

COMPENSATION DISCUSSION AND ANALYSIS

Payouts are distributed to eligible participants in January of the year following termination of employment, if termination occurs during the first six months of the calendar year. Otherwise, payouts are distributed to eligible participants in July of the year following termination. No early distributions or withdrawals are allowed. If an election is made to defer performance shares earned under the LTP Program, shares are deferred in the form of Agilent common stock only. At the end of the deferral period, the LTP Program shares are simply released to the executive.

These benefits and an additional description of plan features are set forth in the section entitled “Non-Qualified Deferred Compensation in Last Fiscal Year” below and the narrative descriptions accompanying this section.

Pension Plans

We provide a pension plan, the Agilent Technologies, Inc. Retirement Plan (“Retirement Plan”), to our current NEOs, as well as other eligible Agilent employees, who were hired before November 1, 2014 for long-term employment retention and to support our career-employment strategy, as well as to provide employee retirement savings. In addition, we provide the Agilent Technologies, Inc. Supplemental Benefit Retirement Plan (the “Supplemental Benefit Retirement Plan”) to our NEOs and other eligible Agilent employees who were hired before November 1, 2014. The Supplemental Benefit Retirement Plan is an unfunded, non-qualified pension plan which pays amounts upon retirement that would be due under the regular Retirement Plan benefit formula, but are limited under the tax-qualified Retirement Plan by the Internal Revenue Code. Both the Retirement Plan and the Supplemental Benefit Retirement Plan were closed to new entrants effective November 1, 2014.

Additionally, we provide the Agilent Technologies, Inc. Deferred Profit-Sharing Plan (the “Deferred Profit-Sharing Plan”) that provides certain amounts to our NEOs and other Agilent employees who provided services to our predecessor company, Hewlett-Packard Company (“Hewlett-Packard”), prior to November 1, 1993. None of these plans provide any credit of benefits prior to the date of hire or where there is a break in service.

Retirement benefits are set forth in the table entitled “Pension Benefits” on page 60 and the narrative descriptions accompanying this table.

Policy Regarding Compensation in Excess of $1 Million a Year

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1 million paid to our CEO, CFO and the three other most highly compensated NEOs employed at the end of the year. Certain compensation is specifically exempt from the deduction limit to the extent that it is “performance based” as defined in Section 162(m) of the Code.

Our Compensation Committee considers the impact of Section 162(m) in setting and determining executive compensation because it is concerned with the net cost of executive compensation to Agilent (i.e., taking into account the tax treatment of the compensation), and its ability to effectively administer executive compensation in the long-term interests of stockholders.

For fiscal year 2014, stock options, short-term cash incentives and long-term performance stock units are intended to comply with the exception for performance-based compensation under Section 162(m). Of course, in order to maintain flexibility in rewarding individual performance and contributions, the Compensation Committee will not limit all the amounts paid under all of Agilent’s compensation programs to just those that qualify for tax deductibility. Agilent cannot guarantee that compensation that is intended to comply with the performance-based compensation exception under Section 162(m) of the Code will in fact so qualify.

COMPENSATION DISCUSSION AND ANALYSIS

Termination and Change of Control

Consistent with the practice of many of our peers, the Compensation Committee adopted change-of-control agreements designed to provide protection to the NEOs so they are not distracted by their personal, professional and financial situations at a time when Agilent needs them to remain focused on their responsibilities, Agilent’s best interests and those of all its stockholders. These agreements provide for a “double-trigger” payout only in the event of a change in control and the executive officer is either terminated from his-or-her position or moved into a position that represents a substantial change in responsibilities within a limited period of time after the transaction (these agreements do not become operative unless both events occur).

We have eliminated excise tax gross-ups for officers entering into newly executed change-of-control agreements after July 14, 2009. Only one officer that had such protection under an ongoing agreement will continue to have this benefit as long as the existing agreement remains in effect without material amendment. Meanwhile, our current CEO, Mr. Sullivan, has relinquished the tax gross-up in his new change-of-control agreement and Mr. McMullen, our future CEO, does not have tax gross-up in his current change-of-control agreement, nor will he when he becomes CEO. Potential payments to our NEOs in the event of a change of control under our existing agreements are reported in the “Termination and Change of Control Table.”

In addition, we have a Workforce Management Program in place that is applicable to all Agilent employees, including NEOs. Employment security is tied to competitive realities as well as individual results and performance, but from time to time, business circumstances could dictate the need for Agilent to reduce its workforce. The Workforce Management Program is intended to assist employees affected by restructuring by providing transition income in the form of severance benefits.

EXECUTIVE COMPENSATION

Summary Compensation Table

Agilent’s NEOs for fiscal 2014 include Agilent’s (i) President and Chief Executive Officer, (ii) Senior Vice President, Chief Financial Officer, and (iii) the other three most highly compensated executive officers who were serving as executive officers at the end of fiscal 2014.

Summary Compensation Table
							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Principal Position	Year	($)	($) (1)	($) (2)(3)	($) (2)(3)	($) (4)	($) (5)	($) (6)	Total ($)
William P. Sullivan	2014	$1,050,000	$0	$6,632,830	$4,569,033	$1,631,089	$0	$31,781	$13,914,733
Chief Executive	2013	$1,045,000	$0	$3,789,936	$4,141,200	$1,228,875	$0	$30,661	$10,235,672
Officer	2012	$990,000	$0	$3,859,183	$4,007,791	$1,247,808	$0	$30,935	$10,135,717

Didier Hirsch	2014	$600,000	$0	$1,044,826	$1,048,187	$633,396	$111,158	$16,275	$3,453,842
Senior Vice President,	2013	$597,917	$0	$869,456	$950,040	$382,152	$110,862	$21,701	$2,932,127
Chief Financial Officer	2012	$570,834	$0	$890,565	$924,873	$471,167	$105,788	$16,041	$2,979,268

Marie Oh Huber (7)	2014	$525,000	$0	$1,007,380	$752,534	$494,973	$96,907	$28,914	$2,905,708
Senior Vice President,
General Counsel
and Secretary

Michael R. McMullen	2014	$606,250	$0	$2,332,309	$994,432	$467,177	$91,716	$39,056	$4,530,940
President and Chief	2013	$575,000	$0	$802,571	$876,960	$465,704	$106,498	$30,108	$2,856,840
Operating Officer	2012	$570,834	$0	$1,771,329	$873,485	$443,812	$105,787	$31,030	$3,796,277

Ronald S. Nersesian	2014	$795,833	$0	$2,109,864	$2,257,639	$917,151	$148,366	$30,998	$6,259,851
Executive Vice	2013	$741,667	$0	$1,560,567	$1,705,200	$585,178	$138,164	$27,914	$4,758,690
President and Keysight	2012	$641,667	$0	$1,484,309	$1,541,459	$518,870	$119,247	$26,917	$4,332,469
President and Chief
Executive Officer
____________________

(1)	None of the executive officers received any service awards or cash bonuses for fiscal years 2014, 2013 or 2012, other than provided in the Non-Equity Incentive Compensation Plan.

(2)	Reflects the aggregate grant date fair values, computed in accordance with Financial Accounting Standards Board, Accounting Standards Codification, Topic 718, Stock Compensation (“FASB ASC Topic 718”). The assumptions used in calculating the expense are provided in additional detail in the tables below.

(3)	The expenses listed in these columns include expenses for stock awards and options awarded in accordance with the LTP Program and 2009 Stock Plan, as shown in the table below. The threshold and maximum amounts for performance shares granted under the LTP program can be found in the Grants of Plan-Based Awards in Fiscal Year 2014 below.

(4)	Amounts consist of incentive awards earned by the NEOs during the fiscal year under the Performance-Based Compensation Plan for Covered Employees.

(5)	Amounts represent the change in pension value for the following Agilent sponsored pension plans: Agilent Technologies, Inc. Deferred Profit-Sharing Plan, Agilent Technologies, Inc. Retirement Plan and Agilent Technologies, Inc. Supplemental Benefit Retirement Plan.

(6)	Amounts reflect (i) employer contributions of $10,400 to Messrs. Sullivan, Hirsch, and Ms. Huber, $10,000 for Mr. McMullen and $12,667 for Mr. Nersesian for the Agilent Technologies, Inc. 401(k) Plan in fiscal year 2014, and , (ii) $20,305 for Mr. Sullivan, $16,455 for Ms. Huber, $15,010 for Mr. McMullen and $17,099 for Mr. Nersesian for services incurred from The Ayco Company, LP, the provider designated by Agilent to provide financial counseling services to our NEOs, and $4,387 for Mr. Hirsch, and $5,117 for Mr. McMullen for services incurred by KPMG, LLC, a tax provider designated by Agilent to provide tax preparation services for certain NEOs, (iii) travel expenses of $427 for Mr. Sullivan, $664 for Mr. Hirsch, $759

EXECUTIVE COMPENSATION

for Ms. Huber, $1,043 for Mr. McMullen and $332 for Mr. Nersesian for use of Agilent drivers and vehicles for personal travel, (iv) $649 for Mr. Sullivan, $824 for Mr. Hirsch, $1,300 for Ms. Huber, $1,300 for Mr. McMullen and $900 for Mr. Nersesian, for employer contribution to a health savings account and (v) $6,586 for Mr. McMullen for relocation expenses.

(7)	Ms. Huber was not a named executive officer in the Company’s 2013 and 2014 Proxy Statements. Therefore, this table does not provide fiscal 2012 and fiscal 2013 compensation data for Ms. Huber.

The following table itemizes the full grant date fair value of equity grants made during the 2012, 2013 and 2014 fiscal years in accordance with FASB ASC Topic 718 for the “Stock Awards” and “Option Awards” columns of the “Summary Compensation” table.

Long-term Incentive Awards
	Long Term Performance Program
	Total Expense			Total Expense			Total Expense
	for FY14 Grants			for FY14 Grants			for FY14 Grants
			Restricted			Restricted			Restricted
			Stock			Stock			Stock
	Stock	Option	Unit	Stock	Option	Unit	Stock	Option	Unit
	Awards	Awards	Awards	Awards	Awards	Awards	Awards	Awards	Awards
William P. Sullivan	$4,554,407	$4,569,033	$2,078,423	$3,789,936	$4,141,200	—	$3,859,183	$4,007,791	—
Didier Hirsch	$1,044,826	$1,048,187	—	$869,456	$950,040	—	$890,565	$924,873	—
Marie Oh Huber	$750,073	$752,534	$257,307	—	—	—	—	—	—
Michael R. McMullen	$2,332,309	$994,432	—	$802,571	$876,960	—	$841,079	$873,485	$930,250
Ronald S. Nersesian	—	$2,257,639	$2,109,864	$1,560,567	$1,705,200	—	$1,484,309	$1,541,459	—

FASB ASC Topic 718 Assumptions

The following table sets forth the weighted average FASB ASC Topic 718 assumptions used in 2011 to 2014 in the calculation of the stock awards and option awards presented in our “Summary Compensation Table”. For all periods presented, the fair value of share-based awards for employee stock options awards was estimated using the Black-Scholes option pricing model, while shares granted under the LTP Program were valued using a Monte Carlo simulation. The estimated fair value of restricted stock unit awards was determined based on the market price of Agilent’s common stock on the date of grant, adjusted for expected dividend yield. On January 17, 2012, the company’s Board of Directors approved the initiation of quarterly cash dividends to the company’s shareholders. The fair value of all the awards granted prior to the declaration of quarterly cash dividends was measured based on an expected dividend yield of 1%.

	Years Ended October 31, 2014
	2014	2013	2012	2011
Stock Option Plans:
Weighted average risk-free interest rate	1.69%	0.86%	0.88%	1.49%
Dividend yield	1%	1%	0%	0%
Weighted average volatility	39%	39%	38%	35%
Expected life	5.8 yrs	5.8 yrs	5.8 yrs	5.8 yrs

LTPP:
Volatility of Agilent shares	36%	37%	41%	40%
Volatility of selected peer-company shares	13%-57%	6%-64%	17%-75%	20-76%
Price-wise correlation with selected peers	47%	49%	62%	55%

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards in Last Fiscal Year

The following table sets forth certain information regarding grants of plan-based awards to each of our NEOs during fiscal year 2014. For more information please refer to the “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards in Fiscal Year 2014
								All Other
								Option
								Awards:		Exercise	Grant Date
		Estimated Possible Payouts						Number of		or Base	Fair Value
		Under Non—Equity Incentive			Estimated Payouts Under Equity			Securities	All Other	Price of	of Stock
		Plan Awards (1)			Incentive Plan Awards (2)			Underlying	Stock	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#) (3)	(#) (4)	($/Sh)	($)
William P. Sullivan	11/20/2013	$255,938	$984,375	$1,968,750	—	—	—	—	—	—	—
	5/20/2014	$59,063	$590,625	$1,181,250	—	—	—	—	—	—	—
	11/20/2013	—	—	—	$1,138,602	$4,554,407	$9,108,814	—	—	—	$4,554,407
	11/20/2013	—	—	—	—	—	—	244,112	—	$53.53	$4,569,033
	11/20/2013	—	—	—	—	—	—		40,000	—	$2,078,423
Didier Hirsch	11/20/2013	$132,000	$360,000	$720,000	—	—	—	—	—	—	—
	5/20/2014	$12,000	$120,000	$240,000	—	—	—	—	—	—	—
	11/20/2013	—	—	—	$261,206	$1,044,826	$2,089,652	—	—	—	$1,044,826
	11/20/2013	—	—	—	—	—	—	56,002	—	$53.53	$1,048,187
Marie Oh Huber	11/20/2013	$108,281	$295,313	$590,626	—	—	—	—	—	—	—
	5/20/2014	$9,844	$98,438	$196,876	—	—	—	—	—	—	—
	11/20/2013	—	—	—	$187,518	$750,073	$1,500,146	—	—	—	$750,073
	11/20/2013	—	—	—	—	—	—	40,206	—	$53.53	$752,534
	11/20/2013	—	—	—	—	—	—	—	5,000	—	$257,307
Michael R. McMullen	11/20/2013	$24,000	$240,000	$480,000	—	—	—	—	—	—	—
	5/20/2014	$29,183	$291,830	$583,660	—	—	—	—	—	—	—
	11/20/2013	—	—	—	$247,798	$991,192	$1,982,383	—	—	—	$991,192
	11/20/2013	—	—	—	—	—	—	53,130	—	$53.53	$994,432
	9/17/2014	—	—	—	$335,289	$1,341,159	$2,682,318			—	$1,341,117
Ronald S. Nersesian	11/20/2013	$162,500	$625,000	$1,250,000	—	—	—	—	—	—	—
	5/20/2014	$37,500	$375,000	$750,000	—	—	—	—	—	—	—
	11/20/2013	—	—	—	—	—	—	—	—	—	—
	11/20/2013	—	—	—	—	—	—	120,620	—	$53.53	$2,257,639
	11/20/2013	—	—	—	—	—	—	—	40,999	—	$2,109,864
____________________

(1)	Reflects the value of the potential payout targets for fiscal year 2014 pursuant to the annual award program under Agilent’s Performance-Based Compensation Plan. Actual payout amounts under this plan are disclosed in the “Summary Compensation Table.” Mr. McMullen’s target amount for May 20, 2014 includes his increase in target bonus as a result of his promotion to President and COO on September 17, 2014.

(2)	Reflects the value of potential payout of the target number of performance shares granted in fiscal year 2014 for the FY14 through FY16 performance period under Agilent’s LTP Program. Actual payout of these awards, if any, will be determined by the Compensation Committee after the end of the performance period depending on whether the performance criteria set forth in Agilent’s LTP Program were met. Payout, if any, will be in the form of Agilent common stock. Please see section entitled “Long-Term Incentives” for disclosure regarding material terms of the LTP Program. Mr. McMullen’s target award shares under the LTP Program increased as a result of his promotion to President and COO on September 17, 2014.

(3)	Reflects options granted in fiscal year 2014 under the 2009 Stock Plan in accordance with Agilent’s long-term incentive goals as described in the “Compensation Discussion and Analysis—Long-Term Incentives.” Such options vest at 25% per year over four years.

(4)	Reflects restricted stock units granted in fiscal year 2014 under the 2009 Stock Plan. Mr. Sullivan’s grants vests equally over three years. Mrs. Huber’s grant vests equally over four years. Mr. Nersesian’s grant vests equally over four years.

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the current holdings of options, performance-based stock awards and restricted stock units, by our NEOs as of October 31, 2014.

Outstanding Equity Awards at Fiscal Year 2014 Year End
							Restricted Stock		Performance Share
		Option Awards					Unit Awards		Awards
							Number	Market
							of Shares	Value of
							or Units	Shares	Number of	Market
							of Stock	or Units	Unearned	Value of
		Number of Securities					That	That	Shares	Shares
		Underlying Unexercised		Option	Option	Option	Have Not	Have Not	That Have	That Have
	Grant	Options (#)		Exercise	Vesting	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Date	Exercisable (1)	Unexercisable (1)	Price ($)	Date	Date	(#) (1)(2)	($)	(#) (1)(3)	($)
William P. Sullivan	11/17/2010	—	75,889	$35.21	11/17/2011	11/16/2020	—	—	—	—
	11/17/2011	146,506	146,506	$37.21	11/17/2012	11/16/2021	—	—	—	—
	11/21/2012	85,000	255,000	$35.84	11/21/2013	11/20/2022	—	—	—	—
	11/20/2013	—	244,112	$53.53	11/20/2014	11/19/2023	—	—	—	—
	11/20/2013	—	—	—	—	—	39,060	$2,159,237	—	—
	11/17/2011	—	—	—	—	—	—	—	77,828	$4,302,332
	11/21/2012	—	—	—	—	—	—	—	86,469	$4,780,006
	11/20/2013	—	—	—	—	—	—	—	67,848	$3,750,637
Total		231,506	721,507				39,060	$2,159,237	232,145	$12,832,976

Didier Hirsch	8/18/2010	40,363	—	$29.44	8/18/2011	8/17/2020	—	—	—	—
	11/17/2010	48,875	16,262	$35.21	11/17/2011	11/16/2020	—	—	—	—
	11/17/2011	33,809	33,809	$37.21	11/17/2012	11/16/2021	—	—	—	—
	11/21/2012	19,500	58,500	$35.84	11/21/2013	11/20/2022	—	—	—	—
	11/20/2013	—	56,002	$53.53	11/20/2014	11/19/2023	—	—	—	—
	11/17/2010	—	—	—	—	—	1,848	$102,157	—	—
	11/17/2011	—	—	—	—	—	—	—	17,960	$992,829
	11/21/2012	—	—	—	—	—	—	—	19,837	$1,096,589
	11/20/2013	—	—	—	—	—	—	—	15,565	$860,433
Total		142,547	164,573				1,848	$102,157	53,362	$2,949,851

Marie Oh Huber	11/29/2007	17,250	—	$37.47	11/29/2008	11/28/2017	—	—	—	—
	11/17/2010	27,645	9,215	$35.21	11/17/2011	11/16/2020	—	—	—	—
	11/17/2011	22,539	22,539	$37.21	11/17/2012	11/16/2021	—	—	—	—
	11/21/2012	13,000	39,000	$35.84	11/21/2013	11/20/2022	—	—	—	—
	11/20/2013	—	40,206	$53.53	11/20/2014	11/19/2023	—	—	—	—
	11/17/2010	—	—	—	—	—	3,125	$172,750	—	—
	11/20/2013	—	—	—	—	—	5,000	$276,400	—	—
	11/17/2011	—	—	—	—	—	—	—	11,973	$661,867
	11/21/2012	—	—	—	—	—	—	—	13,224	$731,023
	11/20/2013	—	—	—	—	—	—	—	11,174	$617,699
Total		80,434	110,960				8,125	$449,150	36,371	$2,010,589

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year 2014 Year End
							Restricted Stock		Performance Share
		Option Awards					Unit Awards		Awards
							Number	Market
							of Shares	Value of
							or Units	Shares	Number of	Market
							of Stock	or Units	Unearned	Value of
		Number of Securities					That	That	Shares	Shares
		Underlying Unexercised		Option	Option	Option	Have Not	Have Not	That Have	That Have
	Grant	Options (#)		Exercise	Vesting	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Date	Exercisable (1)	Unexercisable (1)	Price ($)	Date	Date	(#)(1)(2)	($)	(#) (1)(3)	($)
Michael R. McMullen	11/19/2007	31,513	—	$35.80	11/19/2008	11/18/2017	—	—	—	—
	11/18/2008	19,644	—	$19.00	11/18/2009	11/17/2018	—	—	—	—
	11/18/2009	95,011	—	$29.46	11/18/2010	11/17/2019	—	—	—	—
	11/17/2010	52,038	17,346	$35.21	11/17/2011	11/16/2020	—	—	—	—
	11/17/2011	31,930	31,931	$37.21	11/17/2012	11/16/2021	—	—	—	—
	11/21/2012	18,000	54,000	$35.84	11/21/2013	11/20/2022	—	—	—	—
	11/20/2013	—	53,130	$53.53	11/20/2014	11/19/2023	—	—	—	—
	11/17/2010	—	—	—	—	—	5,000	$276,400	—	—
	11/17/2011	—	—	—	—	—	25,000	$1,382,000	—	—
	11/17/2011	—	—	—	—	—	—	—	16,962	$937,659
	11/21/2012	—	—	—	—	—	—	—	18,311	$1,012,232
	11/20/2013	—	—	—	—	—	—	—	14,766	$816,264
	9/17/2014								18,444	$1,019,584
Total		248,136	156,407				30,000	$1,658,400	68,483	$3,785,739

Ronald S. Nersesian	11/17/2010	—	22,767	$35.21	11/17/2011	11/16/2020	—	—	—	—
	11/17/2011	—	56,349	$37.21	11/17/2012	11/16/2021	—	—	—	—
	11/21/2012	—	105,000	$35.84	11/21/2013	11/20/2022	—	—	—	—
	11/20/2013	—	120,620	$53.53	11/20/2014	11/19/2023	—	—	—	—
	11/17/2010	—	—	—	—	—	5,000	$276,400	—	—
	11/20/2013	—	—	—	—	—	40,999	$2,266,425	—	—
	11/17/2011	—	—	—	—	—	—	—	29,934	$1,654,752
	11/21/2012	—	—	—	—	—	—	—	35,605	$1,968,244
Total		—	304,736				45,999	$2,542,825	65,539	$3,622,996
____________________

(1)	All share amounts reflect shares outstanding as of October 31, 2014. In November 2014, all outstanding share amounts were adjusted due to the spin-off of Keysight Technologies.

(2)	Amounts reflect unvested restricted stock units. The remainder of Mr. Hirsch’s award vested on November 17, 2014. The remainder of Mr. Nersesian’s 2010 award vested on November 17, 2014. His 2013 award vested 25% on November 20, 2014 and will continue to vest 25% per year over the next three years. The remainder of Mr. McMullen’s November 17, 2010 award vested on November 17, 2014. Mr. McMullen’s November 17, 2011 award vested 100% on the third anniversary of the date of grant, which was November 17, 2014. The remainder of Mr. Sullivan’s November 19, 2013 grant vested approximately one-third on November 19, 2014 and will continue to vest one-third on November 19, 2015 and one-third on November 19, 2016. The remainder of Ms. Huber’s 2010 award vested on November 17, 2014. Her 2013 award vested 25% on November 20, 2014 and will continue to vest 25% per year over the next three years.

(3)	Amounts reflect multiple unvested performance share awards that are outstanding simultaneously as of the end of fiscal year 2014 for each NEO under the LTP Program. The performance share awards granted on November 17, 2011 were vested and assessed on November 19, 2014. The performance share awards granted on November 21, 2012 will vest and be assessed in November 2015. The performance share awards granted on November 20, 2013 will vest and be assessed in November 2016.

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested at Fiscal Year-End

The following table sets forth information on stock option exercises and stock vesting in fiscal year 2014 and the value realized on the date of exercise, if any, by each of our NEOs.

Option Exercises and Stock Vested in Fiscal Year 2014
			Restricted Stock &
	Option Awards		Restricted Stock Units		Performance Awards
	Number of		Number of		Number of
	Shares Acquired	Value Realized	Awards Acquired	Value Realized	Awards Acquired	Value Realized
	on Exercise	on Exercise	Upon Vesting	on Vesting	Upon Vesting	on Vesting
Name	(#)	($)	(#)	($)	(#) (1)	($) (2)
William P. Sullivan	725,979	$16,867,237	—	$0	73,498	$2,998,718
Didier Hirsch	83,645	$2,366,865	1,848	$101,511	16,960	$691,968
Marie Oh Huber	60,567	$1,574,107	3,125	$171,656	11,306	$461,285
Michael R. McMullen	64,779	$2,058,917	5,000	$274,650	16,726	$682,421
Ronald S. Nersesian	114,147	$2,272,890	5,000	$274,650	37,070	$1,149,170
____________________

(1)	Amounts reflect the performance shares granted in fiscal year 2012 pursuant to the LTP Program for the fiscal year 2012-2014 performance period and paid out in calendar year 2014. Mr. Hirsch and Mr. Nersesian had elected to defer 16,112 and 35,216 shares respectively, into their Deferred Compensation Accounts.

(2)	The market value of these awards is based on the closing price of Agilent’s common stock on November 19, 2014. For Mr. Nersesian, the value is based on the closing price of Keysight’s common stock on November 18, 2014.

Pension Benefits

The following table shows the estimated present value of accumulated benefits, including years of service, payable at normal retirement age (65) to our NEOs under the Deferred Profit-Sharing Plan (“DPSP”), the Retirement Plan and the Supplemental Benefit Retirement Plan. To calculate an eligible employee’s years of service, the pension plans will bridge each eligible employee’s service, if any, with Hewlett-Packard Company prior to June 2, 2000 to that eligible employee’s service with Agilent on or after June 2, 2000; the total years of service will reflect employment service from both Hewlett-Packard and Agilent, capped at 30 years of service. The cost of all three plans is paid entirely by Agilent. The present value of accumulated benefit is calculated using the assumptions under Accounting Standards Codification Topic 715: Compensation – Retirement Benefits for the fiscal year end measurement (as of October 31, 2014). The present value is based on a lump sum interest rate of 6.00%, DPSP rate of return of 7.5% and the “applicable mortality table” described in section 417(e)(3) of the Internal Revenue Code. See also Note 15 to Agilent’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended October 31, 2014, as filed with the SEC on December 22, 2014.

Pension Benefits
	Eligible for				Number		Present
	Full	Deferred		Supplemental	of Years	Payments	Value of
	Retirement	Profit-Sharing	Retirement	Benefit Plan	of Credited	During Last	Accumulated
Name	Benefits?	Plan ($)	Plan ($)	($)	Service (#)	Fiscal Year ($)	Benefit ($)
William P. Sullivan	Yes	$647,028	$416,685	$3,424,084	30	$0	$4,487,798
Didier Hirsch	Yes	$0	$547,485	$462,845	15	$0	$1,010,330
Marie Oh Huber	No	$91,757	$707,112	$574,517	24	$0	$1,373,386
Michael R. McMullen	No	$207,179	$766,201	$715,956	30	$0	$1,689,336
Ronald S. Nersesian	No	$0	$437,164	$572,199	12	$0	$1,009,363

EXECUTIVE COMPENSATION

Retirement Plan

The Retirement Plan, which was closed to new participants as of November 1, 2014, guarantees a minimum retirement benefit payable at normal retirement age (the later of age 65 or termination). Benefits are accrued on a monthly basis as a lump sum payable at normal retirement age based on eligible pay and years of service up to a maximum of 30 years as follows:

For participants who have fewer than 15 years of service:

11% × target pay at the end of the month

PLUS

5% × target pay at the end of the month in excess of 50% of the Social Security Wage Base

For participants who have 15 or more years of service:

14% × target pay at the end of the month

PLUS

5% × target pay at the end of the month in excess of 50% of the Social Security Wage Base

Benefits under the Retirement Plan are payable as either (a) a single life annuity for single participants or as (b) a 50% joint and survivor annuity for married participants. Participants may elect to receive payments at any time following termination or retirement and in the above forms or as an actuarially equivalent 75% or 100% joint and survivor annuity, or as a one-time lump sum. Payments made prior to normal retirement age will be reduced in accordance with the plan provisions.

All regular full-time or regular part-time employees who were employees of Agilent prior to November 1, 2014 automatically become participants in the Retirement Plan on the May 1 or November 1 following completion of two years of service.

Deferred Profit-Sharing Plan

The Deferred Profit-Sharing Plan is a closed, defined contribution plan. The Deferred Profit-Sharing Plan was created by Hewlett-Packard and covers participants’ service with Hewlett-Packard before November 1, 1993 and is used as a floor offset for the Retirement Plan for service prior to November 1, 1993. There have been no contributions into the plan since October 31, 1993.

For service prior to November 1, 1993 (if any), the benefit due is the greater of (i) the benefit defined by the Retirement Plan formula, or (ii) the annuity value of the Deferred Profit-Sharing Plan account balance. Therefore, for service prior to November 1, 1993, the Retirement Plan guarantees a minimum retirement benefit.

Benefits under the Deferred Profit-Sharing Plan are payable at normal retirement age as either (i) a single life annuity for single participants, or (ii) a 50% joint and survivor annuity for married participants. Participants may elect to receive payments at any time following termination or retirement and in the above forms or as 75% or 100% joint and survivor annuity, or as a one-time lump sum.

EXECUTIVE COMPENSATION

Supplemental Benefit Retirement Plan

The Supplemental Benefit Retirement Plan, which was closed to new participants as of November 1, 2014, is an unfunded, non-qualified deferred compensation plan. Benefits payable under this plan are equal to the excess of the combined qualified Retirement Plan and Deferred Profit-Sharing Plan amount that would be payable in accordance with the terms of the Retirement Plan disregarding the benefit and compensation limitations imposed pursuant to sections 415 and 401(a)(17) of the Internal Revenue Code.

Benefits under the Supplemental Benefit Retirement Plan are payable upon termination or retirement as follows:

●	Accruals prior to January 1, 2005 are paid in a single lump sum in the January following the fiscal year in which the participant takes his qualified Retirement Plan benefit.
●	Accruals after December 31, 2004 are paid based on the date the participant retires or terminates: in January immediately following if retirement or termination occurs during the first six months of the year; or in July if retirement or termination occurs during the second six months of the year. Participants will receive a benefit in the form of either five annual installments (if the lump sum value is at least $150,000); or in a single lump sum (if the lump sum value is less than $150,000).

Non-Qualified Deferred Compensation in Last Fiscal Year

For fiscal year 2014, the non-qualified deferred compensation plan was available to all active employees on the US payroll with total target cash salary, including the short-term Performance-Based Compensation Plan, greater than or equal to $260,000.

There are three types of earnings that may be deferred under the program:

1.	100% of annual base pay earnings in excess of the IRS qualified plan limit of $260,000 for 2014;

2.	95% of bonus earnings, discretionary and cash compensation paid under the Performance- Based Compensation Plan; and

3.	95% of performance based compensation paid out in accordance with the terms of Agilent’s LTP Program. Awards under this program are paid out in the form of Agilent common stock.

Deferral elections may be made annually and are part of overall tax planning for many executives. There are several investment options available under the Plan, most of which mirror the investment choices under our tax-qualified 401(k) plan. All investment choices are made by the participant. Based on market performance, dividends and interest are credited to participants’ accounts from the funds that the participant has elected.

At the time participation is elected, employees must also elect payout in one of three forms, which can commence upon termination or be delayed by an additional one, two or three years following termination:

1.	a single lump sum payment;

2.	annual installments over a five-to-fifteen year period; or

3.	a single lump sum payment in January or July on or after 2016.

EXECUTIVE COMPENSATION

Payouts are distributed to eligible participants in January of the year following termination, if termination occurs during the first six months of the calendar year. Otherwise, payouts are distributed to eligible participants in July of the year following termination where termination occurs during the second half of the calendar year. No early distributions or withdrawals are allowed. When and if received, a participant in the LTP Program may elect to defer his or her shares through our 2005 Deferred Compensation Plan. The LTP Program shares are deferred in the form of Agilent common stock only. At the end of the deferral period, the LTP Program shares are simply released to the executive.

We have established a rabbi trust as a source of funds to make payments under the non-qualified deferred compensation plan. As of October 31, 2014, the rabbi trust with Fidelity Management Trust Company was fully funded, so there is no need for additional funding.

The table below provides information on the non-qualified deferred compensation of the NEOs for fiscal year 2014.

Non-Qualified Deferred Compensation
	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Balance at
	in Last Fiscal	in Last Fiscal	Last Fiscal	Withdrawals/	Fiscal
	Year	Year	Year	Distributions	Year-End
Name	($) (1)	($)	($) (2)	($)	($) (3)
William P. Sullivan	$0	$0	$1,071,062	$0	$12,518,886
Didier Hirsch	$809,158	$0	$496,856	$0	$5,360,835
Marie Oh Huber	$0	$0	$83,628	$0	$1,033,616
Michael R. McMullen	$0	$0	$1,484	$0	$10,085
Ronald S. Nersesian	$935,062	$0	$244,788	$0	$3,608,400
____________________

(1)	The salary portion of the amounts reflected above is included in the amount reported as salary in the “Summary Compensation Table.”

(2)	Amounts reflected are not included in the “Summary Compensation Table” because the earnings are not “above-market.” These amounts include dividends, interest and change in market value.

(3)	Aggregate Balance at Last Fiscal Year End for Mr. Hirsch includes $160,599 equivalent to the aggregate lump sum balance for the Agilent Technologies, Inc. France Pension Plan (as described below). The present value is of accumulated benefit based on an interest rate of 3.00% and rate of return of 3.64% (as of January 1, 2014). The France Pension Plan is only valued once a year, and the benefit value as of October 31, 2014 is the same as that on January 1, 2014.

Agilent Technologies, Inc. France Pension Plan

The Agilent Technologies France Pension Plan is a defined contribution plan created by Hewlett-Packard in 1982 and is open to all exempt employees in France. Since Mr. Hirsch was originally employed by Hewlett-Packard France, he is the only NEO participating in this plan. The French Pension Scheme is not a tax-qualified defined contribution plan under the U.S. Internal Revenue Code.

Eligible employees must have Pensionable Salary above eight times the French Social Security Ceiling (“Tranche C” threshold) to be a participant of this plan. Agilent contributes 5% of Pensionable Salary and eligible employees contribute 3% of Pensionable Salary. Agilent no longer contributes to this plan on Mr. Hirsch’s behalf. Benefits under this plan are payable at the plan’s normal retirement age (age 65) or from age 60 with a 5% reduction per annum as a lifetime annuity resulting from the accumulated contributions and actual return on investments. Should the participant die prior to receiving benefits, the surviving spouse would receive 60% of the annuity accrued at the time of the participant’s death (death in service) or 60% of the actual annuity (death in retirement). In case of employment termination the accrued benefit retirement annuity and, where appropriate, contingent spouse’s pension is deferred to normal retirement age.

EXECUTIVE COMPENSATION

The Agilent Technologies, Inc. International Relocation Benefit Plan

The Agilent Technologies, Inc. International Relocation Benefit Plan (“IRBP”) is an unfunded program that was created by Hewlett-Packard in 1989 and was open to employees who transferred from one country payroll to another at the Company’s request prior to December 1, 2001. Mr. Hirsch transferred from France to the United States at the Company’s request in September 1999. Upon transfer to the US payroll, he became eligible to participate in the Company’s US retirement programs and was no longer eligible to accrue benefits under the France Pension Plan. As he transferred at the Company’s request, he became eligible for the IRBP. The objective of the IRBP is to mitigate the possible estimated retirement income loss under country social security plans, governmental programs and Agilent retirement schemes to an employee who has transferred internationally on a permanent, company-sponsored basis. The plan was closed to new participants effective November 30, 2001. Effective May 1, 2012, the IRBP benefit was frozen for all participants. Mr. Hirsch’s benefit was $96,492 as of October 31, 2014. The frozen IRBP benefit will accrue interest at 2% annum until his retirement. Any loss of retirement income resulting from Mr. Hirsch’s no longer accruing benefits under the foregoing French arrangements will be paid to Mr. Hirsch in a single lump sum upon retirement from the Company’s general assets as soon as administratively feasible.

Termination and Change of Control Arrangements

Set forth below is a description of the plans and agreements that could result in potential payments to the NEOs in the case of their termination of employment and/or a change of control of Agilent.

Change of Control Agreements

Each NEO has signed a Change of Control Agreement. Under these agreements, in the event that within 24 months after a change of control of Agilent, Agilent or its successor terminates the employment of such executive without cause or an event constituting good reason occurs and the executive resigns within three months after such an event, the executive will be entitled to: (i) two times, or solely with respect to the CEO, three times, the sum of such executive’s base salary and target bonus, (ii) payment of $80,000 for medical insurance premiums, (iii) full vesting of all outstanding options and stock awards not subject to performance-based vesting, and (iv) a prorated portion of any bonus. The Committee amended our forms of Change of Control Agreement to remove tax gross-ups of parachute payments. These amended forms of agreements are used with any newly executed agreements after July 14, 2009. In September 2014, the Committee further amended these agreements to expand the Change of Control definition, add anticipatory termination language, more clearly define how the prorated bonus is calculated and clarify treatment of LTPP awards.

For agreements entered into before July 14, 2009 and to the extent that the payment of these benefits triggers the excise tax under Section 4999 of the Code or any comparable federal, state, local or foreign excise tax, Agilent will be responsible for payment of any additional tax liability arising from the application of such excise tax, subject to certain exceptions for all of the named executives officers except the CEO. Only one officer has an agreement entered into prior to July 14, 2009 that contains a tax gross-up. In exchange for such consideration, each executive has agreed to execute a release of all of the executive’s rights and claims relating to his or her employment.

Under the current agreements a “change of control” means occurrence of any of the following events: (i) the sale, exchange, lease or other disposition or transfer of all or substantially all of the assets of Agilent to a third party; (ii) a merger or consolidation involving Agilent in which the stockholders of Agilent immediately prior to such merger or consolidation are not the owners of more than 75% of the total voting power of the outstanding voting securities of Agilent after the transaction;

EXECUTIVE COMPENSATION

(iii) the acquisition of beneficial ownership of at least 25% of the total voting power of the outstanding voting securities of Agilent by a third person; or (iv) Individuals who, as of Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board.

“Good reason” means (i) the reduction of the officer’s rate of pay, other than reductions that apply to employees generally and variable and performance reductions; (ii) reduction in benefits or failure to receive the same benefits as similarly situated employees; (iii) a change in the officer’s duties, responsibilities, authority, job title, or reporting relationships resulting in a significant diminution of position, subject to certain exceptions; (iv) the relocation to a worksite that is more than 35 miles from his prior worksite and which increases the distance between such Executive’s home and principal office by more than 35 miles, unless Executive accepts such relocation opportunity; (v) the failure or refusal of a successor to Agilent to assume Agilent’s obligations under the agreement, or (vi) a material breach by Agilent or any successor to Agilent of any of the material provisions of the agreement.

Under these agreements, “cause” means misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty which has a material adverse effect on Agilent’s business or reputation; (ii) repeated unexplained or unjustified absences from Agilent; (iii) refusal or willful failure to act in accordance with any specific directions, orders or policies of Agilent that has a material adverse effect on Agilent’s business or reputation; (iv) a material and willful violation of any state or federal law that would materially injure the business or reputation of Agilent as reasonably determined by the Board; (v) participation in a fraud or act of dishonesty against Agilent which has a material adverse effect on Agilent’s business or reputation; (vi) conduct by the officer which the Board determines demonstrates gross unfitness to serve; or (vii) intentional, material violation by the officer of any contract between the officer and Agilent or any statutory duty of the officer to Agilent that is not corrected within thirty days after written notice to the officer.

In addition, in the event of a change of control:

1.	Participants in the LTP Program would receive at the earlier of the end of the performance period or termination of the program, an LTP Program payout equivalent to the greater of the target award or the accrued amount of the payout, and in the case of termination during the first 12 months of the performance cycle, prorated for the amount of time elapsed during the first twelve months of the performance period; and

2.	Participants who receive restricted stock unit awards would vest in full immediately prior to the closing of the transaction, unless the awards are assumed, converted or replaced in full by the successor corporation or a parent or subsidiary of the successor.

Termination and Change of Control Table

For each of the NEOs, the table below estimates the amount of compensation that would be paid in the event that (i) a change of control of Agilent occurs and executive is terminated without cause or voluntarily terminates at a time when an event constituting good reason has occurred either within 24 months following the change of control or within 3 months prior to such change of control, involuntary termination with or without cause, voluntary termination, or death, disability or retirement occurs. The amounts shown assume that each of the terminations was effective October 31, 2014.

EXECUTIVE COMPENSATION

		Involuntary
		Termination or	Voluntary
		Resignation for	Termination or
		Good Cause in	Involuntary
		Connection with	Termination	Death /
		a Change of	with or without	Disability /
		Control	Cause	Retirement
Name	Type of Benefit	($) (1)	($)	($) (6)
William P. Sullivan	Cash Severance Payments	$7,875,000	$0	$0
	Continuation of Benefits (2)	$80,000	$0	$0
	Stock Award Acceleration	$15,044,177	$0	$15,044,177
	Stock Option Acceleration (3)	$9,554,847	$0	$9,554,847
	Pension Benefits (4)	$5,377,646	$5,377,646	$5,377,646
	Excise Tax Gross-Up (5)	$0	$0	$0
	Total Termination Benefits:	$37,931,670	$5,377,646	$29,976,670

Didier Hirsch	Cash Severance Payments	$2,160,000	$0	$0
	Continuation of Benefits (2)	$80,000	$0	$0
	Stock Award Acceleration	$2,810,035	$0	$2,810,035
	Stock Option Acceleration (3)	$2,172,545	$0	$2,172,545
	Pension Benefits (4)	$1,066,955	$1,066,955	$1,066,955
	Excise Tax Gross-Up (5)	$2,818,108	$0	$0
	Total Termination Benefits:	$11,107,643	$1,066,955	$6,049,535

Marie Oh Huber	Cash Severance Payments	$1,837,500	$0	$0
	Continuation of Benefits (2)	$80,000	$0	$0
	Stock Award Acceleration	$2,459,739	$0	$2,459,739
	Stock Option Acceleration (3)	$1,420,745	$0	$1,420,745
	Pension Benefits (4)	$867,790	$867,790	$867,790
	Excise Tax Gross-Up (5)	$0	$0	$0
	Total Termination Benefits:	$6,665,774	$867,790	$4,748,274

Michael R. McMullen	Cash Severance Payments	$2,520,000	$0	$0
	Continuation of Benefits (2)	$80,000	$0	$0
	Stock Award Acceleration	$5,444,140	$0	$5,444,140
	Stock Option Acceleration (3)	$2,067,854	$0	$2,067,854
	Pension Benefits (4)	$1,113,691	$1,113,691	$1,113,691
	Excise Tax Gross-Up (5)	$0	$0	$0
	Total Termination Benefits:	$11,225,685	$1,113,691	$8,625,685

Ronald S. Nersesian	Cash Severance Payments	$3,600,000	$0	$0
	Continuation of Benefits (2)	$80,000	$0	$0
	Stock Award Acceleration	$6,165,820	$0	$6,165,820
	Stock Option Acceleration (3)	$3,727,426	$0	$3,727,426
	Pension Benefits (4)	$674,035	$674,035	$674,035
	Excise Tax Gross-Up (5)	$0	$0	$0
	Total Termination Benefits:	$14,247,281	$674,035	$10,567,281
____________________

(1)	To the extent that the payment of the listed benefits triggers the excise tax under Section 4999 of the Code or any comparable federal, state, local or foreign excise tax, Agilent will be responsible for payment of any additional tax liability arising from the application of such excise tax. However, in the case of all of the NEOs, other than Mr. Sullivan, the executive shall not be entitled to receive a gross-up payment if (i) the payment of the listed benefits may be reduced to an amount (the “Reduced Amount”) sufficient to result in no portion of such payment being subject to an excise tax, and (ii) after reducing such payment by the Reduced Amount, the executive would receive, on a pre-tax basis, an amount not less than 90% of the value of the unreduced payment on a pre-taxed basis.

EXECUTIVE COMPENSATION

(2)	Flat lump sum benefit for healthcare expenses, including additional health plan premium payments that may result from termination in the event of change of control.

(3)	Calculated using the in-the-money value of unvested options as of October 31, 2014, the last business day of Agilent’s last completed fiscal year. The closing price of Agilent common stock as of October 31, 2014 was $55.28.

(4)	For information regarding potential payments upon termination under the 2005 Deferred Compensation Plan and the Retirement Plan, the Supplemental Benefit Retirement Plan and the Deferred Profit-Sharing Plan, in which our NEOs participate, see “Non-Qualified Deferred Compensation in Last Fiscal Year” and “Pension Benefits” above.

(5)	We determined the amount of the excise tax payment in accordance with the provisions of Section 280G of the Code. We utilized the following key assumptions to determine the tax gross-up payment: (i) the interest rate assumption was 120% of the applicable federal rate effective for the month of October 2014, compounded semiannually; (ii) a statutory federal income tax rate of 39.6%, Medical tax rate of 2.35%, California income tax rate of 13.3% for all NEOs except Mr. McMullen who resides in the state of New Jersey which has an income tax rate of 8.97%; (iii) Section 280G “base amount” was determined based on average W-2 compensation for the period from 2009-2013; and (iv) equity grants made within one year of transaction were in the ordinary course of business and were not in contemplation of a transaction.

(6)	Under the 1999 Stock Plan, 2009 Stock Plan and the LTP Program, if a NEO dies or is fully disabled, his or her unvested stock options and stock awards shall fully vest. Also, when an employee retires from Agilent, all unvested restricted stock units and/or stock options granted on or after November 17, 2010 continue to vest per the original terms of the grant and grants prior to November 17, 2010 have accelerated vesting upon retirement. As of October 31, 2014, only Mr. Sullivan and Mr. Hirsch were eligible for such continued vesting/accelerated vesting upon retirement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are set forth in “Board Structure and Compensation.” During the most recent fiscal year, no Agilent executive officer served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on Agilent’s Compensation Committee.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Agilent specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Agilent’s executive compensation program is administered by the Compensation Committee of the Board (the “Compensation Committee”). The Compensation Committee, which is composed entirely of independent, non-employee directors, is responsible for approving and reporting to the Board on all elements of compensation for the executive officers. In this regard, the Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into Agilent’s 2014 Annual Report on Form 10-K.
Submitted by:

Compensation Committee Koh Boon Hwee, Chairperson George A. Scangos, Ph.D. A. Barry Rand Tadataka Yamada, M.D.

GENERAL INFORMATION ABOUT THE MEETING

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:	In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials, including this Proxy Statement and our 2014 Annual Report to Stockholders, by providing access to such documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, commencing on or about February 4, 2015, a Notice of Internet Availability of Proxy Materials (the “Notice”) was sent to most of our stockholders which will instruct you as to how to access and review the proxy materials on the Internet. The Notice also instructs you to submit your proxy via the Internet. If you would like to receive a paper or email copy of our proxy materials, please follow the instructions for requesting such materials in the Notice.

Q:	Why am I receiving these materials?

A:	Agilent’s Board of Directors (the “Board”) is providing these proxy materials to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with Agilent’s 2015 annual meeting of stockholders, which will take place on March 18, 2015. Stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this Proxy Statement.

Q:	Who is soliciting my proxy?

A:	Agilent’s Board of Directors is soliciting proxies to be used at the annual meeting of stockholders on March 18, 2015, for the purposes set forth in the foregoing notice.
Q:	What is included in these materials?

A:	These materials include:

●our Proxy Statement for Agilent’s annual meeting; and ●our 2014 Annual Report to Stockholders, which includes our audited consolidated financial statements.

If you requested printed versions of these materials by mail, these materials also include the proxy card for the annual meeting.

Q:	What information is contained in these materials?

A:	The information included in this Proxy Statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid officers and certain other required information.

Q:	What proposals will be voted on at the annual meeting?

A:	There are five proposals scheduled to be voted on at the annual meeting:

●the election of three directors for a 3-year term;

●the ratification of the Audit and Finance Committee’s appointment of PricewaterhouseCoopers LLP as Agilent’s independent registered public accounting firm;

●the re-approval and amendment of the Performance-Based Compensation Plan for Covered Employees;

●the amendment of the Amended and Restated Certificate of Incorporation and Bylaws to declassify the board; and

●an advisory vote to approve the compensation of Agilent’s named executive officers.

GENERAL INFORMATION ABOUT THE MEETING

Q:	What is the Agilent Board’s voting recommendation?

A:	Agilent’s Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the ratification of the Audit and Finance Committee’s appointment of PricewaterhouseCoopers LLP as Agilent’s independent registered public accounting firm, “FOR” re-approval and amendment of the Performance-Based Compensation Plan for Covered Employees, “FOR” amendment of the Amended and Restated Certificate of Incorporation and Bylaws to declassify the board, and “FOR” the approval of the compensation of Agilent’s named executive officers.

Q:	What shares owned by me can be voted?

A:	All shares owned by you as of the close of business on January 20, 2015 (the “Record Date”) may be voted. You may cast one vote per share of common stock that you held on the Record Date. These include shares that are: (1) held directly in your name as the stockholder of record, including shares received or purchased through the Agilent Technologies, Inc. 1999 Stock Plan and 2009 Stock Plan and the Agilent Technologies, Inc. Employee Stock Purchase Plan, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee or held for your account by the Agilent Technologies, Inc. 401(k) Plan or Deferred Compensation Plans. On the Record Date, Agilent had approximately 335,901,953 shares of common stock issued and outstanding.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of Agilent hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.
Stockholder of Record

If your shares are registered directly in your name with Agilent’s transfer agent, Computershare Investor Services, you are considered, with respect to those shares, the stockholder of record, and the Notice, or if requested, these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the persons named as proxy holders, William P. Sullivan, Agilent’s Chief Executive Officer and Marie Oh Huber, Agilent’s Senior Vice President, General Counsel and Secretary, or to vote in person at the annual meeting. If you requested printed copies of the proxy materials, Agilent has enclosed a proxy card for you to use. You may also vote on the Internet or by telephone, as described below under the heading “How can I vote my shares without attending the annual meeting?”

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name”, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you are invited to attend the annual meeting. You also have the right to direct your broker on how to vote these shares. Your broker or nominee should have enclosed a voting instruction card for you to direct your broker or nominee how to vote your shares. You may also vote by Internet or by telephone, as described below under “How can I vote my shares without attending the annual meeting?” However, shares held in “street name” may be voted in person by you only if you obtain a signed proxy from the record holder (stock brokerage, bank, or other nominee) giving you the right to vote the shares.

GENERAL INFORMATION ABOUT THE MEETING

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to vote your shares in person at the annual meeting, please bring proof of ownership of Agilent stock on the record date, such as the Notice of Internet Availability of Proxy Materials, legal proxy, voting instruction card provided by your broker, bank or nominee, or a proxy card as well as proof of identification. Even if you plan to attend the annual meeting, Agilent recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold your shares directly as the stockholder of record or beneficially in “street name”, you may direct your vote without attending the annual meeting by proxy. You can vote by proxy over the Internet or by telephone. Please follow the instructions provided in the Notice, or, if you request printed copies of proxy materials, on the proxy card or voting instruction card.

Q:	Can I revoke my proxy or change my vote?

A:	You may revoke your proxy or change your voting instructions prior to the vote at the annual meeting. You may enter a new vote by using the Internet or the telephone or by mailing a new proxy card or new voting instruction card bearing a later date (which will automatically revoke your earlier voting instructions) or by attending the annual meeting and voting in person. Your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request.
Q:	How are votes counted?

A:	In the election of directors, your vote may be cast “FOR” or “AGAINST” one or more of the nominees, or you may “ABSTAIN” from voting with respect to one or more of the nominees. Shares voting “ABSTAIN” have no effect on the election of directors.

For proposals 2, 3, 4 and 5 your vote may be cast “FOR” or, “AGAINST” or you may “ABSTAIN.”

If you “ABSTAIN”, it has the same effect as a vote “AGAINST.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted as described below in “Abstentions and Broker Non-Votes.” Any undirected shares that you hold in Agilent’s 401(k) Plan will be voted in proportion to the way the other 401(k) Plan stockholders vote their 401(k) Plan shares.

Abstentions and Broker Non-Votes

Any shares represented by proxies that are marked to “ABSTAIN” from voting on a proposal will be counted as present in determining whether we have a quorum. They will also be counted in determining the total number of shares entitled to vote on a proposal. Abstentions and, if applicable, broker non-votes will not be counted as votes “FOR” or “AGAINST” a director nominee. Accordingly, abstentions are not counted for the purpose of determining the number of votes cast in the election of directors.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. In accordance with federal legislation adopted in 2010, the SEC has approved changes to NYSE Rule 452, the broker vote rule, that make executive

GENERAL INFORMATION ABOUT THE MEETING

compensation matters, including say-on-pay, non-routine matters. If your broker returns a proxy card but does not vote your shares, this results in a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining a quorum.

Proposals 1 (election of directors) 3 (re-approval and amendment of the Performance-Based Compensation Plan for Covered Employees) 4 (approval of amendments to the Amended and Restated Certificate of Incorporation and Bylaws to declassify the board) and 5 (approval of the compensation of Agilent’s named executive officers) are not considered routine matters, and without your instruction, your broker cannot vote your shares. Because brokers do not have discretionary authority to vote on these proposals, broker non-votes will not be counted for the purpose of determining the number of votes cast on these proposals.

Q:	What is the voting requirement to approve each of the proposals?

A:

Proposal 1, Election of Directors: Under our majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A “majority of the votes cast” means that the number of votes cast “FOR” a director must exceed 50% of the votes cast with respect to that director. Abstentions and broker non-votes will not count as a vote “for” or “against” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast.

Our board has adopted a policy under which, in uncontested elections, an incumbent director nominee who does not receive the required votes for re-election is expected to tender his or her resignation to our Board. The Nominating/Corporate Governance Committee, or another duly appointed committee of the Board, will determine whether to accept or reject the tendered resignation generally within 90 days after certification of the election results. Agilent will publicly disclose the committee’s determination regarding the tendered resignation and the rationale behind the decision in a Current Report on Form 8-K filed with the SEC.

Proposal 2, Ratification of the Independent Registered Public Accounting Firm: The appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of a majority of shares present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against Proposal 2. The approval of Proposal 2 is a routine proposal on which a broker or other nominee is generally empowered to vote in the absence of voting instructions from the beneficial owner, so broker non-votes are unlikely to result from this proposal.

Proposal 3, Re-approval and amendment of the Performance-Based Compensation Plan for Covered Employees: The vote regarding re-approval and amendment of the Performance-Based Compensation Plan for Covered Employees requires the affirmative vote of a majority of shares present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as votes against this proposal. Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

Proposal 4, Approval of amendments to the Amended and Restated Certificate of Incorporation and Bylaws to declassify the Board: The vote regarding amendment of the Amended and Restated Certificate of Incorporation and Bylaws to declassify the board requires the affirmative vote of eighty percent (80%) of the outstanding voting stock. Abstentions will have the same effect as votes against this proposal.

GENERAL INFORMATION ABOUT THE MEETING

Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

Proposal 5, Approval of the Compensation of Agilent’s Named Executive Officers: The advisory vote regarding approval of the compensation of Agilent’s named executive officers requires the affirmative vote of a majority of shares present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as votes against this proposal. Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

Q:	What does it mean if I receive more than one Notice, proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. For each Notice you receive, please enter your vote on the Internet for each control number you have been assigned. If you receive paper copies of proxy materials, please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the annual meeting?

A:	Agilent will announce preliminary voting results at the annual meeting and publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the annual meeting.

Q:	What happens if additional proposals are presented at the annual meeting?

A:	Other than the five proposals described in this Proxy Statement, Agilent does not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, William P. Sullivan, Agilent’s Chief Executive Officer, and Marie Oh

Huber, Agilent’s Senior Vice President, General Counsel and Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason, any one or more of Agilent’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:	What is the quorum requirement for the annual meeting?

A:	The quorum requirement for holding the annual meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the annual meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:	Who will count the vote?

A:	A representative of Computershare Investor Services will tabulate the votes and act as the inspector of election.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Agilent or to third parties except (1) as necessary

GENERAL INFORMATION ABOUT THE MEETING

to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation by the Board. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to Agilent’s management.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:	Agilent will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. Agilent has retained the services of Georgeson, Inc. (“Georgeson”) to aid in the solicitation of proxies from banks, brokers, nominees and intermediaries. Agilent estimates that it will pay Georgeson a fee of $13,000 for its services. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by Agilent’s directors, officers and employees, who will not receive any additional compensation for such solicitation activities. In addition, Agilent may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future annual stockholder meetings, including director nominations.

Stockholder Proposals: In order for a stockholder proposal to be considered for inclusion in Agilent’s proxy statement for next year’s annual meeting, the written proposal must be received by Agilent no later than October 7, 2015 and should contain such information as is required under Agilent’s Bylaws. Such proposals will need to comply with the SEC’s regulations regarding the inclusion of stockholder proposals in Agilent sponsored proxy materials. In order for a stockholder proposal to be raised from the floor during next year’s annual meeting, written notice must be received by Agilent no later than October 7, 2015 and should contain such information as required under Agilent’s Bylaws.

Nomination of Director Candidates: Agilent’s Bylaws permit stockholders to nominate directors at a stockholder meeting. In order to make a director nomination at an annual stockholder meeting, it is necessary that you notify Agilent not less than 120 days before the first anniversary of the date that the proxy statement for the preceding year’s annual meeting was first sent to stockholders. Agilent’s 2015 Proxy Statement was first sent to stockholders on February 4, 2015. Thus, in order for any such nomination notice to be timely for next year’s annual meeting, it must be received by Agilent not later than October 7, 2015. In addition, the notice must meet all other requirements contained in Agilent’s Bylaws and include any other information required pursuant to Regulation 14A under the Exchange Act.

Copy of Bylaw Provisions: You may contact the Agilent Corporate Secretary at Agilent’s corporate headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Additionally, a copy of Agilent’s Bylaws can be accessed on the Agilent Investor Relations Web site at http://www.investor.agilent.com. Click “Corporate Governance” and then “Governance Policies” on the left hand side of the screen.

Q:	How do I obtain a separate set of proxy materials if I share an address with other stockholders?

A:	To reduce expenses, in some cases, we are delivering one set of the proxy materials or, where applicable, one Notice to certain stockholders who share an address, unless otherwise requested by one or more of the stockholders. For stockholders receiving

GENERAL INFORMATION ABOUT THE MEETING

hard copies of the proxy materials, a separate proxy card is included with the proxy materials for each stockholder. For stockholders receiving a Notice, the Notice will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you have only received one set of the proxy materials or one Notice, you may request separate copies at no additional cost to you by calling us at (408) 553-2424 or by writing to us at Agilent Technologies, Inc., 5301 Stevens Creek Blvd., Santa Clara, California 95051, Attn: Shareholder Records. If you received a Notice and you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

You may also request separate paper proxy materials or a separate Notice for future annual meetings by following the instructions for requesting such materials in the Notice, or by contacting us by calling or writing.

Q:	If I share an address with other stockholders of Agilent, how can we get only one set of voting materials for future meetings?

A:	You may request that we send you and the other stockholders who share an address with you only one Notice or one set of proxy materials by calling us at (408) 553-2424 or by writing to us at: Agilent Technologies, Inc., 5301 Stevens Creek Blvd., Santa Clara, California 95051, Attn: Shareholder Records.

GENERAL INFORMATION ABOUT THE MEETING

You may receive a copy of Agilent’s Annual Report on Form 10-K for the fiscal year ended October 31, 2014 without charge by sending a written request to Agilent Technologies, Inc., 5301 Stevens Creek Blvd., Santa Clara, California 95051, Attn: Investor Relations.

By Order of the Board,

Marie Oh Huber
Senior Vice President, General Counsel
and Secretary
Dated: February 6, 2015

GENERAL INFORMATION ABOUT THE MEETING

DIRECTIONS TO AGILENT’S HEADQUARTERS

From the South (San Jose)

Take Highway 280 North towards San Francisco. Take the Stevens Creek/Lawrence Expressway exit and turn left onto Stevens Creek Blvd. for approximately 0.1 miles and then turn right into Agilent’s parking lot at the second stop light.

From the North (San Francisco)

Take Highway 280 South towards San Jose. Take the Stevens Creek Blvd/Lawrence Expressway exit. Turn left on Stevens Creek Blvd. for approximately 0.2 miles and turn left into Agilent’s parking lot at the first stop light.

Parking

Parking will be designated as you enter the parking lot.

©	Agilent Technologies, Inc. 2015 Printed in U.S.A. February, 2015
Printed on recycled paper with 30% post-consumer waste

Admission to the annual meeting will be limited to stockholders. You are entitled to attend the annual meeting only if you are a stockholder of record as of the close of business on January 20, 2015, the record date, or hold a valid proxy for the meeting. In order to be admitted to the annual meeting, you must present proof of ownership of Agilent stock on the record date. This can be a brokerage statement or letter from a bank or broker indicating ownership on January 20, 2015, the Notice of Internet Availability of Proxy Materials, a proxy card, or legal proxy or voting instruction card provided by your broker, bank or nominee. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership. Stockholders and proxyholders may also be asked to present a form of photo identification such as a driver’s license or passport. Backpacks, cameras, cell phones with cameras, recording equipment and other electronic recording devices will not be permitted at the annual meeting. Agilent reserves the right to inspect any persons or items prior to their admission to the annual meeting. Failure to follow the meeting rules or permit inspection will be grounds for exclusion from the annual meeting.

ANNEXES

Annex A

AGILENT TECHNOLOGIES, INC.
2010 PERFORMANCE-BASED COMPENSATION PLAN
FOR COVERED EMPLOYEES
(As Adopted on November19~~8~~, 2014~~09~~)

1. PURPOSE

The purpose of the Agilent Technologies, Inc. Performance-Based Compensation Plan for Covered Employees (as amended from time to time, the “Plan”) is to reward and recognize eligible employees for their contributions towards the achievement by Agilent Technologies, Inc. (the “Company”) of certain Performance Goals (as defined below). The Plan is designed with the intention that the incentives paid hereunder to certain executive officers of the Company are deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the “Code”). However, the Company can not guarantee that awards under the Plan will qualify for exemption under Code Section 162(m) and circumstances may present themselves under which awards under the Plan do not comply with Code Section 162(m). The adoption of the Plan is subject to the approval of the Company’s shareholders.

2. DEFINITIONS

The following definitions shall be applicable throughout the Plan:

(a) “Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in either case, as determined by the Committee.

(b) “Award” means the amount of a cash incentive payable under the Plan to a Participant with respect to a Performance Period.

(c) “Board” means the Board of Directors of the Company, as constituted from time to time.

(d) “Committee” means the Compensation Committee of the Board or another Committee designated by the Board which is comprised of two or more “outside directors” as defined in Code Section 162(m).

(e) “Participant” means any employee of the Company or its Affiliates who is designated as a Participant (either by name or by position) by the Committee.

(f) “Performance Goal” means an objective formula or standard determined by the Committee with respect to each Performance Period based on one or more of the following criteria and any objectively verifiable adjustment(s) thereto permitted and pre-established by the Committee in accordance with Code Section 162(m): (i) pre-tax income or after-tax income; (ii) income or earnings including operating income, earnings before or after taxes, interest, depreciation and/or amortization; (iii) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (iv) earnings or book value per share (basic or diluted); (v) return on assets (gross or net), return on investment, return on invested capital, or return on equity; (vi) return on revenues; (vii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (viii) economic value created; (ix) operating margin or profit margin; (x) stock price or total stockholder return; (xi) income or earnings from continuing operations; (xii) capital expenditures, cost targets, reductions and savings and expense management; and (xiii) strategic business criteria, consisting of one or more objectives

ANNEXES

based on meeting specified market penetration or market share, geographic business expansion, objective customer satisfaction or information technology goals, and objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions, each with respect to the Company and/or one or more of its Affiliates or operating units.

(g) “Performance Period” means any period not exceeding 36 months as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

3. ADMINISTRATION

The Plan shall be administered by the Committee, which shall have the discretionary authority to interpret the provisions of the Plan, including all decisions on eligibility to participate, the establishment of Performance Goals, the amount of Awards payable under the Plan, and the payment of Awards. The Committee shall also have the discretionary authority to establish rules under the Plan so long as such rules do not explicitly conflict with the terms of the Plan and any such rules shall constitute part of the Plan. The decisions of the Committee shall be final and binding on all parties making claims under the Plan.

4. ELIGIBILITY

Employees of the Company shall be eligible to participate in the Plan as determined at the sole discretion of the Committee.

5. AMOUNT OF AWARDS

(a) With respect to each Participant, the Committee will establish one or more Performance Periods, an individual Participant incentive target for each Performance Period and the Performance Goal(s) to be met during such Performance Period(s). In order to qualify as performance-based compensation, the establishment of the Performance Period(s), the applicable Performance Goals and the targets must occur in compliance with and to the extent required by the rules and regulations of Code Section 162(m).

(b) The maximum amount of any Awards that can be paid under the Plan to any Participant with respect to any 12-month performance cycle is $10,000,000.

(c) The Committee reserves the right, in its sole discretion, to reduce or eliminate the amount of an Award otherwise payable to a Participant with respect to any Performance Period. The reduction of an Award otherwise payable to a Participant with respect to a Performance Period shall have no effect on the Award payable to any other Participant for such Performance Period.

6. PAYMENT OF AWARDS

Any distribution made under the Plan shall be made in cash and/or stock awards (as defined in the Company’s 2009 Stock Plan, as amended) and occur within a reasonable period of time after the end of the Performance Period in which the Participant has earned the Award; provided that no Award shall become payable to a Participant with respect to any Performance Period until the Committee has certified in writing that the terms and conditions underlying the payment of such Award have been satisfied. Notwithstanding the foregoing, in order to comply with the short-term deferral exception under Section 409A of the Code, payment shall occur no later than the 15th day of the third month following the end of the Company’s taxable year in which the payment was earned.

ANNEXES

7. CHANGES IN STATUS

(a) Except as may be otherwise determined by the Committee in its sole discretion, the payment of an Award with respect to all or a portion of a specific Performance Period, as applicable, requires that the employee be on the Company’s payroll in active service as of the end of such Performance Period unless the Participant is not in active service on the last day of the Performance Period due to retirement, workforce management, total and permanent disability or death, in which case the Participant will be eligible to receive a prorated Award for days worked with respect to the Performance Period to the extent that the relevant Performance Goals have been met. A Participant who becomes ineligible for this Plan after the start of the Performance Period is eligible to receive a prorated Award for days worked, except as provided in Section 7(b).

(b) A Participant will forfeit any Award for a Performance Period during which a Participant is involuntarily terminated for cause or voluntarily terminates his employment with the Company for reasons other than death, total and permanent disability, workforce management or retirement, at the age and service-year level set by the Company or the local law requirements where the Participant is employed.

8. RECOUPMENT

Any Award paid under the Plan is subject to the terms of the Agilent Technologies Executive Compensation Recoupment Policy, or any successor policy thereto, in the form approved by the Committee as the date of grant (the “Policy”), if and to the extent that the Policy by its terms applies to the Award and the Participant.

9. GENERAL

(a) TAX WITHHOLDING. The Company shall have the right to deduct from all Awards any federal, state or local income and/or payroll taxes required by law to be withheld with respect to such payments. The Company also may withhold from any other amount payable by the Company or any affiliate to the Participant an amount equal to the taxes required to be withheld from any Award.

(b) CLAIM TO AWARDS AND EMPLOYMENT RIGHTS. Nothing in the Plan shall confer on any Participant the right to continued employment with the Company or any of its affiliates, or affect in any way the right of the Company or any affiliate to terminate the Participant’s employment at any time, and for any reason, or change the Participant’s responsibilities. Awards represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any Award shall have no rights other than those of a general unsecured creditor to the Company.

(c) BENEFICIARIES. To the extent the Committee permits beneficiary designations, any payment of Awards under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s legal representative. A beneficiary designation may be changed or revoked by a Participant at any time, provided the change or revocation is filed with the Committee prior to the Participant’s death.

(d) NONTRANSFERABILITY. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan, may not be sold, assigned, pledged, transferred or otherwise alienated or hypothecated except, in the event of a Participant’s death, to a designated beneficiary as provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution.

ANNEXES

(e) INDEMNIFICATION. Each person who is or shall have been a member of the Committee and each employee of the Company or an affiliate who is delegated a duty under the Plan shall be indemnified and held harmless by the Company from and against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him in satisfaction of judgment in any such action, suit or proceeding against him, provided such loss, cost, liability or expense is not attributable to such person’s willful misconduct. Any person seeking indemnification under this provision shall give the Company prompt notice of any claim and shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend such claim on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled, including under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(f) EXPENSES. The expenses of administering the Plan shall be borne by the Company.

(g) TITLES AND HEADINGS. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(h) INTENT. The intention of the Company and the Committee is to administer the Plan in compliance with Code Section 162(m) so that the Awards paid under the Plan to Participants who are or may become subject to Code Section 162(m) will be treated as performance-based compensation under Code Section 162(m)(4)(C). If any provision of the Plan does not comply with the requirements of Code Section 162(m), then such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

(i) GOVERNING LAW. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award shall be determined in accordance with the laws of the State of California (without giving effect to principles of conflicts of laws thereof) and applicable federal law. No Award made under the Plan shall be intended to be deferred compensation under Code Section 409A and will be interpreted accordingly.

(j) AMENDMENTS AND TERMINATION. The Committee may terminate the Plan at any time, provided such termination shall not affect the payment of any Awards accrued under the Plan prior to the date of the termination. The Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part; provided, however, that any amendment of the Plan shall be subject to the approval of the Company’s shareholders to the extent required to comply with the requirements of Code Section 162(m), or any other applicable laws, regulations or rules.

ANNEXES

Annex B

PROPOSED AMENDMENTS TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
AGILENT TECHNOLOGIES, INC.
(Additions are underlined, deletions are struck-out)

Article VII of the Amended and Restated Certificate of Incorporation shall be amended and restated to read as follows:

ARTICLE VII

For the management of the business and for the conduct of affairs of the Corporation, and in further definition, limitation and regulation of powers of the Corporation, of its directors and of its stockholder or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors of this Corporation shall be fixed and may be changed from time to time by resolution of the Board of Directors.

B. Until the election of directors at the 2018 annual meeting of stockholders, t~~T~~he Directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2000, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2001, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2002, with each class to hold office until its successor is duly elected and qualified. At each succeeding annual meeting of stockholders prior to the 2016 annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election~~.~~, with each director to hold office until such person’s successor shall have been elected and qualified. Commencing at the 2016 annual meeting of stockholders, directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be elected to hold office for a term expiring at the next annual meeting of stockholders following their election and until their successors are duly elected and qualified. Accordingly, at the 2016 annual meeting of stockholders, directors in the class whose terms expire at that meeting shall be elected to hold office for a term expiring at the 2017 annual meeting of stockholders and until their successors are duly elected and qualified; at the 2017 annual meeting of stockholders, directors in the class whose terms expire at that meeting shall be elected to hold office for a term expiring at the 2018 annual meeting of stockholders and until their successors are duly elected and qualified; and at the 2018 annual meeting of stockholders and at each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a term expiring at the next annual meeting of stockholders following their election and until their successors are duly elected and qualified. All directors, subject to such director’s earlier death, resignation, retirement, disqualification or removal from office, shall hold office until the expiration of the term for which he or she was elected, and until his or her successor is duly elected and qualified. From and after the election of directors at the 2018 annual meeting of stockholders, any director or the entire board of directors may be removed from office for cause or without cause by the holders of a majority of the shares then entitled to vote at an election of directors.

ANNEXES

C. Notwithstanding the foregoing provisions of this Article VII, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

D. Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, except as otherwise provided by law, shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors and not by the stockholders.

E. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

F. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

G. Advance notice of stockholder nomination for the election of directors and of any other business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ANNEXES

Annex C

PROPOSED AMENDMENTS TO
AMENDED AND RESTATED BYLAWS
OF AGILENT TECHNOLOGIES, INC.
(Additions are underlined, deletions are struck-out)

Sections 3.3, 3.4 and 3.5 of Article III of the Amended and Restated Bylaws shall be amended and restated as follows:

3.3 Election and Term of Office of Directors. Except as provided in the Certificate of Incorporation or Section 3.4 of these Bylaws, until the election of directors at the 2018 annual meeting of stockholders, directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2000, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2001, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2002, with each class to hold office until its successor is duly elected and qualified. At each succeeding annual meeting of stockholders prior to the 2016 annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person’s successor shall have been elected and qualified or until such person’s earlier resignation or removal. Each director, including a director elected or appointed to fill a vacancy, shall hold office until his successor is elected and qualified or until his earlier resignation or removal. Commencing at the 2016 annual meeting of stockholders, directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be elected to hold office for a term expiring at the next annual meeting of stockholders following their election and until their successors are duly elected and qualified. Accordingly, at the 2016 annual meeting of stockholders, directors in the class whose terms expire at that meeting shall be elected to hold office for a term expiring at the 2017 annual meeting of stockholders and until their successors are duly elected and qualified; at the 2017 annual meeting of stockholders, directors in the class whose terms expire at that meeting shall be elected to hold office for a term expiring at the 2018 annual meeting of stockholders and until their successors are duly elected and qualified; and at the 2018 annual meeting of stockholders and at each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a term expiring at the next annual meeting of stockholders following their election and until their successors are duly elected and qualified. All directors, subject to such director’s earlier death, resignation, retirement, disqualification or removal from office, shall hold office until the expiration of the term for which he or she was elected, and until his or her successor is duly elected and qualified.

Except as provided in Section 3.4 of these Bylaws, each director shall be elected by the vote of a majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this paragraph, a majority of the votes cast means that the number of shares voted “for” a director must exceed 50% of the votes cast with respect to that director. The votes cast shall include votes to withhold authority in each case and exclude abstentions with respect to that director’s election. If an incumbent director is not elected due to a failure to receive a majority of the votes cast as described above and his or her successor is not otherwise elected and qualified, the director shall offer to tender his or her resignation to the Board of Directors promptly following the certification of the stockholder vote. The Nominating/Corporate Governance Committee will consider the offer to resign and make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether

ANNEXES

other action should be taken. The Board of Directors will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. Any director who tenders his or her offer to resign shall not participate in either the Nominating/Corporate Governance Committee’s or Board of Directors’ consideration or other actions regarding whether to accept the resignation offer. However, if each member of the Nominating/Corporate Governance Committee failed to receive a majority of the votes cast at the same election, then the independent directors who did receive a majority of the votes cast shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board of Directors whether to accept them. However, if the only directors who received a majority of the votes cast in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.

If an incumbent director offers to resign pursuant to the foregoing paragraph and the resignation offer is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 3.4 hereof or may decrease the size of the Board of Directors pursuant to the provisions of Section 3.2 hereof.

Except as otherwise provided in the foregoing two paragraphs, each director, including a director elected or appointed to fill a vacancy, shall hold office until his successor is elected and qualified or until his earlier resignation or removal.

Directors need not be stockholders unless so required by the Certificate of Incorporation or by these Bylaws; wherein other qualifications for directors may be prescribed. Election of directors need not be by written ballot unless so required by the Certificate of Incorporation or by these Bylaws; wherein other qualifications for directors may be prescribed.

3.4 Resignation and Vacancies. Any director may resign effective on giving written notice to the chairman of the board, the chief executive officer, the secretary or the board of directors, unless the notice specifies a later time for that resignation to become effective. If the resignation of a director is effective at a future time, the board of directors may elect a successor to take office when the resignation becomes effective.

Unless otherwise provided in the Certificate of Incorporation or these Bylaws:

(i)	Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Each director so elected shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until a successor has been elected and qualified.

(ii)	Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

ANNEXES

If at any time, by reason of death or resignation or other cause, the corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders solely for the purpose of electing directors in accordance with the provisions of the Certificate of Incorporation or these Bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the General Corporation Law of Delaware.

If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), then the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of the then outstanding shares having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the General Corporation Law of Delaware as far as applicable.

3.5 Removal. Unless otherwise restricted by statute, by the Certificate of Incorporation or by these Bylaws, prior to the election of directors at the 2018 annual meeting of stockholders, any director or the entire board of directors may be removed from office only for cause by the holders of a majority of the shares then entitled to vote at an election of directors. From and after the election of directors at the 2018 annual meeting of stockholders, any director or the entire board of directors may be removed from office for cause or without cause by the holders of a majority of the shares then entitled to vote at an election of directors.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on March 18, 2015.

Vote by Internet
•	Go to www.envisionreports.com/agilent
•	Or scan the QR code with your smartphone
•	Follow the steps outlined on the secure website

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
•	Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2, 3, 4, and 5.
1. Election of Directors: To elect three directors to a 3-year term. At the annual meeting, the Board of Directors intends to present the following nominees for election as directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Robert J. Herbold	☐	☐	☐	02 - Koh Boon Hwee	☐	☐	☐	03 - Michael R. McMullen	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To ratify the Audit and Finance Committee’s appointment of PricewaterhouseCoopers LLP as Agilent’s independent registered public accounting firm.	☐	☐	☐	3.	To re-approve and amend the Performance-Based Compensation Plan for Covered Employees.	☐	☐	☐

4.	To approve amendments to our Amended and Restated Certificate of Incorporation and Bylaws to declassify the Board.	☐	☐	☐	5.	To approve, on a non-binding advisory basis, the compensation of Agilent’s named executive officers.	☐	☐	☐

6.	To consider such other business as may properly come before the annual meeting.

B	Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — AGILENT TECHNOLOGIES, INC.

Annual Meeting of Stockholders—March 18, 2015

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints William P. Sullivan and Marie Oh Huber, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of Common Stock of Agilent Technologies, Inc. held of record by the undersigned on January 20, 2015, at the Annual Meeting of Stockholders to be held on Wednesday, March 18, 2015, or any postponement or adjournment thereof.

IMPORTANT—This Proxy must be signed and dated on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3, 4 AND 5.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

(Continued and to be voted on reverse side.)